Exhibit 4

                              ACQUISITION AGREEMENT

                                     BETWEEN

                              COREL HOLDINGS, L.P.

                                       AND

                           VECTOR CC ACQUISITIONS INC.

                                       and

                                COREL CORPORATION


                                  June 6, 2003

                                TABLE OF CONTENTS


                                   ARTICLE 1.
                                 INTERPRETATION

1.1.     Definitions........................................................   1
1.2.     Interpretation Not Affected by Headings, etc.......................  14
1.3.     Rules of Construction..............................................  14
1.4.     Date For Any Action................................................  15
1.5.     Subsidiaries.......................................................  15
1.6.     Schedules..........................................................  15
1.7.     Accounting Matters.................................................  15
1.8.     Material Adverse Effect............................................  15

                                   ARTICLE 2.
                                 THE TRANSACTION

2.1.     The Transaction....................................................  16
2.2.     Interim Order......................................................  17
2.3.     Articles of Continuance............................................  18
2.4.     Articles of Arrangement............................................  18
2.5.     Corel Circular.....................................................  19
2.6.     Securities Compliance..............................................  19
2.7.     Preparation of Filings.............................................  19
2.8.     Approvals and Recommendations......................................  20

                                   ARTICLE 3.
                        PUBLICITY AND PROXY SOLICITATION

3.1.     Publicity..........................................................  21
3.2.     Proxy Solicitation.................................................  21

                                   ARTICLE 4.
                     REPRESENTATIONS AND WARRANTIES OF COREL

4.1.     Organization and Standing..........................................  22
4.2.     Capitalization.....................................................  23
4.3.     Authority and No Conflicts.........................................  24
4.4.     Consents and Approvals.............................................  25
4.5.     No Defaults........................................................  25
4.6.     Absence of Certain Changes or Events...............................  25
4.7.     Public Disclosure..................................................  26
4.8.     Financial Statements and Financial Matters.........................  27
4.9.     Indebtedness.......................................................  28

4.10.    As to Certain Contracts In and Out of the Ordinary Course..........  28
4.11.    Employment Matters.................................................  29
4.12.    Litigation.........................................................  30
4.13.    Tax Matters........................................................  30
4.14.    Pension and Employee Benefits......................................  32
4.15.    Title to Assets....................................................  33
4.16.    Owned Real Property................................................  33
4.17.    Leased Real Property...............................................  33
4.18.    Zoning and Other Matters Relating to Real Property.................  34
4.19.    Environmental Matters..............................................  34
4.20.    Intellectual Property..............................................  34
4.21.    Compliance with Laws and Permits; Regulatory Matters...............  37
4.22.    Restrictions on Business Activities................................  38
4.23.    Customers and Suppliers............................................  38
4.24.    Insurance..........................................................  39
4.25.    Foreign Private Issuer.............................................  39
4.26.    Brokerage and Finders' Fees........................................  39
4.27.    Representations Complete...........................................  39

                                   ARTICLE 5.
                    REPRESENTATIONS AND WARRANTIES OF VECTOR

5.1.     Organization and Standing..........................................  40
5.2.     Corel Series A Shares..............................................  40
5.3.     Authority and No Conflicts.........................................  40
5.4.     Consents and Approvals.............................................  41
5.5.     Litigation.........................................................  41
5.6.     No Defaults........................................................  41
5.7.     Brokerage and Finders' Fees........................................  41
5.8.     Representations Complete...........................................  42

                                   ARTICLE 6.
                      COVENANTS RELATING TO THE TRANSACTION

6.1.     Covenants of Corel.................................................  42
6.2.     Covenants of Vector................................................  47
6.3.     Access to Information..............................................  49
6.4.     Physical Due Diligence.............................................  49
6.5.     Standstill Exception...............................................  49
6.6.     Regulatory Approvals...............................................  49
6.7.     Third Party Consents...............................................  50

6.8.     Non-Solicitation of Alternative Proposals..........................  50
6.9.     Notice of Superior Proposal........................................  52
6.10.    Adjourning or Postponing the Meeting...............................  53
6.11.    Pre-Closing and Closing Matters....................................  54
6.12.    Financial Information..............................................  55
6.13.    Executive Employment...............................................  55
6.14.    Directors' and Officers' Insurance.................................  55

                                   ARTICLE 7.
                                   CONDITIONS

7.1.     Mutual Conditions..................................................  57
7.2.     Additional Conditions to the Obligations of Vector.................  57
7.3.     Additional Conditions to the Obligations of Corel..................  59
7.4.     Closing Matters....................................................  60
7.5.     Delivered Calculations.............................................  60

                                   ARTICLE 8.
                        TERMINATION, AMENDMENT AND WAIVER

8.1.     Termination........................................................  60
8.2.     Effect of Termination..............................................  62
8.3.     Termination Fee and Expenses.......................................  62

                                   ARTICLE 9.
                                     GENERAL

9.1.     Arbitration........................................................  63
9.2.     Amendment..........................................................  64
9.3.     Waiver.  ..........................................................  64
9.4.     Investigation......................................................  64
9.5.     Survival of Representations and Warranties, Agreements
           and Covenants ...................................................  64
9.6.     Notices. ..........................................................  64
9.7.     Assignment.........................................................  66
9.8.     Binding Effect.....................................................  66
9.9.     Further Assurances.................................................  66
9.10.    Expenses...........................................................  66
9.11.    Governing Law......................................................  66
9.12.    Time of Essence....................................................  67
9.13.    Entire Agreement...................................................  67
9.14.    Severability.......................................................  67
9.15.    Remedies...........................................................  67

9.16.    Counterparts.......................................................  67

SCHEDULE A - REGULATORY APPROVALS AND CONSENTS

SCHEDULE B - TRANSACTION RESOLUTION

SCHEDULE C - RIGHTS PLAN WAIVER RESOLUTION

SCHEDULE D - PLAN OF ARRANGEMENT

SCHEDULE E - ARTICLES OF CONTINUANCE

                              ACQUISITION AGREEMENT

                  THIS AGREEMENT is made as of June 6, 2003,

B E T W E E N:

      COREL HOLDINGS, L.P., a limited partnership formed under the laws of the State of Delaware ("Vector")

      - and -

      VECTOR CC ACQUISITIONS INC., a corporation incorporated under the laws of the Province of Ontario

      - and -

      COREL CORPORATION, a corporation incorporated under the federal laws of Canada

RECITALS:

A. The board of directors of Corel has determined that the Transaction is in the best interests of Corel and fair to its shareholders, has agreed to recommend to Corel Voting Securityholders that they vote in favour of the Transaction and has determined to take all reasonable action to support and effect the Transaction on and subject to the terms of this Agreement.

B. Vector has determined to enter into this Agreement and to take all reasonable action to support and effect the Transaction on and subject to the terms of this Agreement.

      NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                   ARTICLE 1.
                                 INTERPRETATION

1.1.  Definitions.

      In this Agreement:

      "Acquired Subsidiaries" means, collectively, Micrografx, Inc. and SoftQuad Software, Ltd. and their Subsidiaries at the date of acquisition;

      "Additional Arrangements" has the meaning specified in section 4.10.3;

      "Adjusted Cash" has the meaning specified in section 7.2.6.1;

      "affiliate" has the meaning specified in the Securities Act, and, in the case of Vector, includes persons who constitute fund entities that are managed or controlled by the general partner of Vector or its affiliates;

      "Agreement" means this agreement, all schedules attached to this agreement and the Corel Disclosure Letter, Vector Disclosure Letter and Operating Plan contemplated by this agreement, in each case as they may be amended or supplemented from time to time in accordance with the terms of this Agreement, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this agreement and unless otherwise indicated, references to Articles and sections are to Articles and sections in this agreement;

      "Alternative Proposal" means (other than the Transaction or transactions permitted by section 6.1) (1) any merger, amalgamation, arrangement, share exchange, take-over bid, recapitalization, consolidation or business combination involving, directly or indirectly, Corel or any of its Material Subsidiaries, in any case with the effect that Corel Shareholders own less than 50% of the resulting entity or the combined business, (2) any acquisition of assets (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect), in a single transaction or a series of related transactions (A) related to the WordPerfect Office or CorelDRAW Suite groupings of Software or (B) representing 50% or more of the consolidated net revenues or assets of Corel and its Subsidiaries, taken as a whole, (3) any acquisition of beneficial ownership of 50% or more of the then issued and outstanding Corel Shares in a single transaction or a series of related transactions,
      (4) any acquisition by Corel of any assets or securities of another person (other than acquisitions of capital stock or assets or securities of any other person in an amount or amounts that, individually or in the aggregate do not represent in excess of 50% or more of the consolidated net revenues or assets of Corel and its Subsidiaries, taken as a whole before giving effect to the acquisition), or (5) any proposal, or public announcement of an intention, to do any of the foregoing, and includes any amendment to an Alternative Proposal;

      "Approval Date" means the date on which all of the Consents specified in section 7.2.7 have been obtained;

      "Arbitration Act" means the International Commercial Arbitration Act (Ontario);

      "Arrangement" means, subject to section 2.1.1, an arrangement under
      Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with section 2.1.1 or Article 5 of the Plan of Arrangement, or made at the direction of the Court in the Final Order;

      "Articles of Arrangement" means, subject to section 2.1.1, the articles of arrangement of Corel in respect of the Arrangement that are required by the OBCA to be sent to the Director after the Final Order is made;

      "Articles of Continuance" means articles of continuance for Corel substantially in the form attached as Schedule E;

      "AssetCo" has the meaning specified in section 6.11.1;

      "beneficial ownership" has the meaning given to that term under the U.S. Exchange Act;

      "Breach" has the meaning specified in section 4.3.3.3;

      "Business Day" means any day other than a Saturday, Sunday or statutory holiday in Ontario or California;

      "BuyerCo" means Vector CC Acquisitions Inc.;

      "Calculation Date" means, in the case of the calculation of Adjusted Cash, the date which is 5 Business Days prior to the Effective Date and, in the case of the calculation of Working Capital Decrease, the last day of the most recent month ending not less than 21 days prior to the Effective Date;

      "CBCA" means the Canada Business Corporations Act;

      "Charge" means any security interest, lien, charge, pledge, encumbrance, mortgage, hypothec, option, lease, license, right of possession, restrictive covenant, adverse claim or title retention agreement of any nature or kind;

      "Circular" means the notice of the Meeting and accompanying management information circular prepared by Corel to be sent to the Corel Voting Securityholders in connection with the Meeting;

      "Closing Date" means the third Business Day after the Approval Date;

      "Closing Time" means 8:00 a.m. (Toronto time) on the Closing Date;

      "Competition Act" means the Competition Act (Canada), as amended, and includes the Regulations promulgated under that Act;

      "Consents" has the meaning specified in section 4.4;

      "Continuance" means a continuance under Section 188 of the CBCA and
      Section 180 of the OBCA on the terms and subject to the conditions set out in the Articles of Continuance;

      "Contract" means any agreement, mortgage, indenture, lease, license or other commitment, obligation or instrument to which Corel or any of its Subsidiaries is a party or by which Corel or any of its Subsidiaries or any of its or their property is currently bound or subject or, with respect to any representation or warranty or covenant of Corel which by its express terms extends thereto, becomes bound or subject after the date of this Agreement;

      "Corel" means Corel Corporation, a corporation governed by the CBCA, and, if applicable, following the Continuance, a corporation governed by the OBCA;

      "Corel Common Shares" means the common shares in the capital of Corel;

      "Corel Convertible Security" means options, warrants and other securities (excluding Corel Series A Shares) exercisable for, convertible into or exchangeable for Corel Shares and includes Corel Options and Corel Warrants;

      "Corel Disclosure Letter" means the letter of disclosure dated the date of this Agreement and signed by an authorized senior officer of Corel in that capacity and not in his or her personal capacity, and delivered by Corel to Vector concurrently with this Agreement;

      "Corel Management Incentive Plans" means the Corel Stock Option Plan 2000, the Corel Stock Option Plan, the Corel Director Stock Option Plan and the Corel Share Plan for Non-Employee Directors;

      "Corel Modifications" has the meaning specified in section 4.20.9;

      "Corel New Common Shares" means the new common shares in the capital of Corel to be created in accordance with the Plan of Arrangement;

      "Corel Options" means the options to purchase Corel Shares granted under the Corel Stock Option Plan 2000, the Corel Stock Option Plan and the Corel Director Stock Option Plan;

      "Corel Plan" has the meaning specified in section 4.14.1;

      "Corel Premises" means all real property, buildings and facilities, including any part of any such property, building or facility, owned, leased, or operated by Corel and its Subsidiaries in connection with their businesses;

      "Corel Public Disclosure Documents" has the meaning specified in section 4.7.3;

      "Corel Representative" has the meaning specified in section 6.14.4;

      "Corel Rights Plan" means the shareholder rights plan of Corel established pursuant to the Shareholders Rights Plan Agreement dated as of February 11, 1999 between Corel and Computershare Trust Company of Canada (successor to Montreal Trust Company of Canada), as Rights Agent, as amended;

      "Corel Securityholders" means, collectively, the holders of Corel Shares and the holders of Corel Convertible Securities;

      "Corel Series A Shares" means the Series A Participating Convertible Preferred Shares in the capital of Corel;

      "Corel Series B Purchase Price" means the redemption price of each Corel Series B Share, in an amount to be determined by Vector in its sole discretion;

      "Corel Series B Shares" means the redeemable Series B preferred shares in the capital of Corel to be created in accordance with the Plan of Arrangement;

      "Corel Series B Stated Capital" an amount of stated capital per Corel Series B Share issued as determined by Corel in its sole discretion, not to exceed the Corel Series B Purchase Price;

      "Corel Shareholders" means the holders of Corel Shares;

      "Corel Shares" means, collectively, the Corel Common Shares and the Corel Series A Shares;

      "Corel Voting Convertible Securities" means those Corel Convertible Securities in respect of which any amount payable in connection with the exercise, conversion or exchange of the Corel Convertible Security into one Corel Share is less than $1.05;

      "Corel Voting Securityholders" means, collectively, the holders of Corel Shares and the holders of Corel Voting Convertible Securities;

      "Corel Warrants" means, collectively, warrants issued on October 3, 2000 to purchase a total of 282,500 Corel Common Shares, a warrant issued on March 21, 2000 to purchase 25,000 shares of common stock of Micrografx, Inc. and a warrant issued on August 15, 2000 to purchase 25,000 shares of common stock of Micrografx, Inc.;

      "Court" means the Superior Court of Justice of Ontario;

      "Designer" means the following grouping of Software: Designer 10, and each other version of the foregoing which is being developed or is in development as of the date of this Agreement;

      "Designer Licensed Software Contracts" means Contracts entered into with respect to Licensed Software forming part of Designer, which Contracts represent (1) the 15 most significant Contracts (from a product function perspective) for Designer and (2) those Contracts involving payments in excess of $100,000 by Corel or any of its Subsidiaries;

      "Dissent Rights" means the rights of dissent in respect of the Arrangement described in Section 3.1 of the Plan of Arrangement;

      "D&O Representative" has the meaning specified in section 6.14.4;

      "Effective Date" means the date shown on the certificate of arrangement to be issued by the Director under the OBCA, or, if applicable, the CBCA, giving effect to the Arrangement;

      "Effective Time" has the meaning given to that term in the Plan of Arrangement;

      "Environment" means the ambient air, all layers of the atmosphere, surface water, underground water, all land, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matter and living organisms, and includes indoor spaces;

      "Environmental Law" means all federal, provincial, state, municipal or local statues, regulations, by-laws, Environmental Permits, orders, decrees or rules, and any policies or guidelines of any Regulatory Authority, and any requirements or obligations arising under the common law, relating to the Environment, the transportation of dangerous goods and occupational health and safety;

      "Environmental Permits" means all Permits issued or provided pursuant to an Environmental Law;

      "Expense Fee" means payments (including the $250,000 payment made by Corel to Vector or an affiliate on the date of, and in conjunction with executing, this Agreement in an amount equal to the reasonable out-of-pocket expenses incurred by Vector and its affiliates in connection with the Transaction, and, for greater certainty, excluding $30,000 of expenses incurred by Vector or any affiliate with respect to the purchase of the Corel Series A Shares by Vector CC Holdings L.L.C., and including the reasonable fees and expenses of their respective advisors, as evidenced by copies of invoices in reasonable detail furnished to Corel;

      "Final Order" means the final order of the Court approving the Arrangement, as that order may be amended by the Court at any time prior to the Effective Date, or, if appealed, then, unless that appeal is withdrawn or denied, as affirmed;

      "Fund" has the meaning specified in section 6.14.3;

      "governing documents" means, with respect to any person, the letters patent, certificate or articles of incorporation, amalgamation, continuance or amendment, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, unanimous shareholder agreement or declaration or other similar governing documents of such person;

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 of the United States of America;

      "ICA" means the Investment Canada Act;

      "Intellectual Property" means:

      (1) all registered or unregistered trade-marks, trade names, business names, brand names, brands, designs, logos, identifying indicia and service marks including any goodwill attaching to any of those trade-marks and all registrations and applications relating to them (collectively, "Trade-Marks");

      (2) all inventions, patents, patent applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application), industrial design registrations and applications for registration of industrial designs (collectively, "Patents");

      (3) all copyrights, copyright registrations and applications for registration of copyrights (collectively, "Copyrights");

      (4) all rights and interests in and to processes, lab journals, notebooks, data, data bases, trade secrets, designs, know-how, product formulae and information, engineering and other drawings and manuals, technology, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information Related to the Business (collectively, "Know-How");

      (5) all other intellectual and industrial property rights, whether in Canada, the United States or elsewhere in the world;

      (6) all rights and interests in licences from third parties of any of the intellectual property listed in items (1) to (5) above;

      (7) all rights and interests in future income and proceeds from any of the intellectual property listed in items (1) to (5) above and from the licences referred to in item (6) above; and

      (8) all rights to damages and profits or other legal or equitable remedies by reason of the infringement of any of the intellectual property listed in items (1) to (7) above,

      in each case, of or used (except where the use relates to Intellectual Property that is not integral to Corel's and its Subsidiaries' product development process) or marketed by Corel or its Subsidiaries (unless the context specifies otherwise). For greater certainty, "Intellectual Property" excludes Software (including Licensed Software), but includes any Trade-Marks associated with Software, Patents practised or embodied in Software, Copyright subsisting in Software and Know-How relating to Software;

      "Interim Order" means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by section 2.1.1;

      "Key Software Programs" means the following groupings of Software:
      WordPerfect Office 11, CorelDRAW Suite 11, iGrafx 2003 and Painter 8, and each other version of the foregoing which is being developed or is in development as of the date of this Agreement;

      "Knowledge" means, with respect to Vector, to the knowledge, after reasonable inquiry, of the individuals identified for this purpose in the Vector Disclosure Letter, and with respect to Corel, to the knowledge, after reasonable inquiry, of the individuals identified for this purpose in the Corel Disclosure Letter;

      "Laws" means any law, statute, rule, regulation, by-law, judgment or order of general application, or any direction, policy, guideline, bulletin, ruling, judgment, order or requirement, including of a Regulatory Authority (whether or not having the force of law, but if it does not have the force of law being of a nature with which a prudent person would comply);

      "Liability" means any liability, obligation, claim or cause of action of any kind or nature, whether absolute, accrued, contingent or other, including any liability, obligation, claim or cause of action arising pursuant to or as a result of any Contract;

      "Licensed Intellectual Property" means all Intellectual Property of a person other than Corel or its Subsidiaries licensed, leased or rented to Corel or a Subsidiary of Corel or otherwise used by Corel or a Subsidiary under a Contract;

      "Licensed Software" means all Software of a person other than Corel or its Subsidiaries;

      "Licensed Source Code" has the meaning specified in section 4.20.8;

      "Material Contracts" has the meaning specified in section 4.10;

      "Material Licensed Software Contracts" means Contracts entered into with respect to Licensed Software forming part of the Key Software Programs, which Contracts represent (1) the following number of most significant Contracts (from a product function perspective) for each of the following:
      WordPerfect Office 11 - 15; CorelDRAW Suite 11 - 15; iGrafx 2003 - 8; and Painter 8 - 5, (2) those Contracts involving payments in excess of $100,000 by Corel or any of its Subsidiaries or (3) the following number of most significant Contracts (from a digital content perspective) for each of the following: CorelDRAW Suite 11 - 1; and Painter 8 - 3;

      "Material Subsidiary" means each of Corel Inc., Corel UK Limited and Corel GmbH;

      "Meeting" means the special meeting of Corel Voting Securityholders to consider the Transaction Resolution and the Rights Plan Waiver Resolution;

      "Misrepresentation" has the meaning given to that term under applicable Securities Laws;

      "Non-Disclosed Contracts" has the meaning specified in section 4.2.5;

      "Non-Disclosure Agreement" means the Non-Disclosure and Standstill Agreement dated March 24, 2003 between Corel and Vector CC Holdings, L.L.C. and Vector Capital Corporation, as amended as of April 22, 2003;

      "Non-Material Contracts" means all Contracts other than Material
      Contracts;

      "OBCA" means the Business Corporations Act (Ontario);

      "Operating Plan" means the revised operating plan, approved by the board of directors of Corel, dated the date of this Agreement, signed by an authorized senior officer of each of Corel and Vector and delivered concurrently with this Agreement, which provides for, among other things, a reduction in operating expenses of Corel;

      "OSC" means the Ontario Securities Commission;

      "Permits" means all permits, licences, approvals, consents, authorizations, registrations, orders and certificates issued by or provided to, as the case may be, any Regulatory Authority;

      "Permitted Charges" means, with respect to any property or asset of any person, the following Charges:

      (1) any Charge for taxes, local improvement charges, levies, rates, assessments or utility charges not yet due or being contested in good faith by appropriate proceedings and for which a provision has been taken in accordance with Canadian or United States generally accepted accounting principles, as applicable;

      (2) any carriers, warehousemen, mechanics or materialmen's lien in respect of charges accruing in favour of any person, so long as the charges are not yet due or are being contested in good faith by appropriate proceedings and for which a provision has been taken in accordance with Canadian or United States generally accepted accounting principles, as applicable;

      (3) undetermined or inchoate liens, privileges or charges incidental to current operations which have not at such time been filed pursuant to law against the person's property or assets or which relate to obligations not due or delinquent;

      (4) any Charges in connection with all statutory liens, deemed trusts and preferred claims of any person, including claims for employee wages, vacation pay, termination or severance pay, employee withholdings, pension plan contributions, workers' compensation assessments, municipal Taxes and claims by public utilities,

      (5) minor encumbrances and those municipal agreements, easements, rights of way, servitudes, rights in the nature of an easement, reservations, restrictions and other similar rights in land granted to or reserved by other persons, rights of way for sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties which do not in the aggregate materially detract from the value of the real properties or materially impair their use or operation as they are currently used;

      (6) Charges arising out of judgments or awards against such person with respect to which enforcement has been stayed and such person at the time shall currently be prosecuting an appeal or proceeding for review in good faith by appropriate proceedings diligently conducted and with respect to which such person has created adequate reserves or has adequate insurance protection; provided, however, that at no time may the aggregate dollar amount of such liens exceed $100,000;

      (7) any right reserved to or vested in any governmental authority by the terms of any lease, license, franchise, grant or permit acquired by the person, or by a statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other periodic payments as a condition of the continuance thereof;

      (8) security given by the person to a utility or any governmental authority when required by such utility or governmental authority in connection with the operations of the person and in the ordinary course of its business;

      (9) reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown or State, as applicable; and

      (10) any Charge securing a purchase money obligation, provided that (1) no such Charge affects any property other than the property acquired by the incurring of that purchase money obligation; and (2) that Charge does not secure an amount in excess of the original purchase price of that property, less repayments made from time to time; and

      (11)  any Charge set out in the Corel Disclosure Letter,

      provided, however, that no Charge described in clauses (1) through (11) above will constitute a Permitted Charge, if the Charge materially detracts from the value of the property of the person or materially impairs its use in the operation of the business of the person;

      "Permitted Expenses" means all amounts paid (or incurred and accrued on the balance sheet as current liabilities) by Corel in respect of:

      (1) Corel's financial advisor(s) retained in connection with the Transaction, up to a maximum of $1.5 million;

      (2) reimbursing Vector or any of its affiliates for its expenses including the amount of $250,000 paid to Vector on the date of this Agreement;

      (3) the amount of $500,000 paid to Vector Capital Corporation on May 26, 2003 for the purchase by Corel of certain reports;

      (4) severance costs or other direct out-of-pocket expenses specifically contemplated by the Operating Plan or otherwise agreed to by Corel and Vector;

      (5) all other out-of-pocket expenses of Corel incurred in connection with the Transaction, up to a maximum of $1.2 million;

      (6)   capital expenditures in accordance with the Operating Plan;

      (7) the cost for premiums for directors' and officers' insurance in accordance with section 6.14.1;

      (8) defence of the claim filed on April 23, 2003 by Charles Miller, on behalf of himself and all others similarly situated, as plaintiff, and Corel's board of directors and others, as defendants, and any other claim filed after the date of this Agreement with respect to the Transaction, up to the $500,000 deductible per claim provided for in the applicable insurance policy and not to exceed (A) $1,000,000 in total, if the Effective Date is on or before August 31, 2003 or (B) $1,500,000 in total, if the Effective Date is after August 31, 2003;

      (9) the costs of a review and report by Corel's auditors on the calculation of Adjusted Cash at the applicable Calculation Date and Working Capital at April 30, 2003 and at the applicable Calculation Date, up to a maximum of $50,000;

      (10) payments made in accordance with section 2.4.4 with respect to Corel Convertible Securities and the exercise price, whether or not exercised, of Corel Convertible Securities having an exercise price of less than the total purchase price of one Corel Series B Share and one Corel New Common Share as set out in sections 2.4.2 and 2.4.3;

      (11)  costs of any pre-closing reorganization incurred under section
            6.11.1 or any banking matters contemplated under section 6.11.2;

      (12)  conditional listing fees described in Schedule A, item 5;

      (13) costs incurred in connection with the termination of the Share Purchase Agreement with Albans Investment Limited under section 6.7.2;

      (14) costs incurred in connection with compliance by Corel with its obligations under the valuation requirements of the Related Party Rules, and in connection with the application for an exemption described in Schedule A, item 3; and

      (15)  GST and other similar taxes in respect of any of items (1) to (14);

      "Person" includes any individual, firm, partnership, joint venture, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, unincorporated association or organization, Regulatory Authority, syndicate or other entity, whether or not having legal status;

      "Plan of Arrangement" means the plan of arrangement substantially in the form and content of Schedule D and any amendments or variations to the Plan of Arrangement made in accordance with section 2.1.1 or Article 5 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

      "Proprietary Intellectual Property" means all Intellectual Property other than Licensed Intellectual Property;

      "Proprietary Software" means all Software other than (1) Licensed Software and (2) the Key Software Programs and Designer;

      "Regulatory Approvals" means the rulings, consents, orders, exemptions, permits and other approvals of Regulatory Authorities as set out in Schedule A;

      "Regulatory Authority" means any (1) supranational, multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency, association, institution, or other similar authority, (2) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, delegated by, or for the account of any of the foregoing, (3) any industry self-regulatory organization or any stock exchange or (4) any minister, secretary or other governmentally appointed individual, in each case whether domestic or foreign;

      "Representatives" means all directors, officers, employees, potential financing sources, agents or advisors (including attorneys, accountants, investment bankers, and other consultants and advisors) of a party or the party's Subsidiaries;

      "Rights Plan Waiver Resolution" means the ordinary resolution of the holders of Corel Common Shares to be substantially in the form and content of Schedule C;

      "Related Party Rules" means, collectively, OSC Rule 61-501 - Insider Bids, Issuer Bids, Going Private Transactions and Related Party Transactions and Commission des valeurs mobilieres du Quebec Policy Statement Q-27 - Protection Of Minority Securityholders In the Course of Certain Transactions;

      "SEC" means the U.S. Securities and Exchange Commission;

      "Securities Act" means the Securities Act (Ontario);

      "Securities Laws" means the Securities Act, other Canadian provincial securities laws, the U.S. Securities Act, other United States federal and state securities laws and any other applicable Laws regulating the issuance of or the trading in securities;

      "Software" means all computer software programs, operating systems, and applications, firmware or software of any nature related to Corel's or its Subsidiaries' business, whether operational or under development, including all object code, source code, development and testing tools and scripts, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature. For greater certainty, "Software" includes the Key Software Programs, Designer and Corel Modifications;

      "Soliciting Agents" has the meaning specified in section 3.2.1;

      "Subsidiary" of any person means (1) any corporation or other entity of which securities or other ownership interests having voting power to elect a majority of the board of directors or of other persons performing similar functions are directly or indirectly owned or controlled by that person and (2) any partnership of which that person or another of its Subsidiaries is a general partner or owns or controls, directly or indirectly, more than 50% of the ownership interests;

      "Superior Proposal" means (other than the Transaction or transactions permitted by section 6.1 of this Agreement) (1) any merger, amalgamation, arrangement, share exchange, take-over bid, recapitalization, consolidation or business combination involving, directly or indirectly, Corel, (2) any acquisition of assets representing 90% or more of the consolidated net revenues, net income or assets of Corel and its Subsidiaries, taken as a whole (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect) in a single transaction or a series of related transactions, or
      (3) any acquisition of beneficial ownership of 90% or more of the then issued and outstanding Corel Shares in a single transaction or a series of related transactions; that (A) is not conditional on financing (although it may include use of cash held by Corel and its wholly-owned Subsidiaries), (B) if completed in accordance with its terms, based in part on the analysis and advice of Corel's financial advisors, would in the good faith determination of the board of directors of Corel result in or would reasonably be expected to result in a transaction more favourable to Corel and the Corel Shareholders from a financial perspective than the Transaction and (C) is reasonably capable of completion without undue delay, having regard to Vector's and its affiliates' holdings of Corel Series A Shares and the rights, privileges and preferences attached to those shares;

      "Tax" and "Taxes" have the respective meanings specified in section
      4.13.7;

      "Tax Act" means the Income Tax Act (Canada);

      "Tax Returns" has the meaning specified in section 4.13.7;

      "Termination Fee" means a fee of $2,000,000 payable in cash;

      "Transaction" means the acquisition by Vector pursuant to this Agreement of all of the outstanding Corel Shares not owned by Vector or its Affiliates at the date of this Agreement;

      "Transaction Resolution" means the special resolution of the Corel Voting Securityholders, to be substantially in the form and content of Schedule B;

      "TSX" means the Toronto Stock Exchange;

      "U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

      "U.S. Securities Act" means the United States Securities Act of 1933, as amended;

      "U.S. Tax Code" means the United States Internal Revenue Code of 1986, as amended;

      "Vector Disclosure Letter" means the letter of disclosure dated the date of this Agreement and signed by an authorized senior officer of Vector in that capacity and not in his or her personal capacity, and delivered by Vector to Corel concurrently with this Agreement;

      "Vector Parties" means Vector and Vector CC Acquisitions Inc.;

      "Working Capital" means current assets (including cash and marketable securities) of Corel and its Subsidiaries less their current liabilities, each as determined as of April 30, 2003 and as of the Calculation Date in accordance with Canadian generally accepted accounting principles applied on a consistent basis with prior periods; for greater certainty, as of February 28, 2003, the amount of current assets was $94,758,000, the amount of current liabilities was $27,616,000 and the amount of Working Capital was $67,142,000; and

      "Working Capital Decrease" means the decrease, if any, in Working Capital between April 30, 2003 and the Calculation Date.

1.2.  Interpretation Not Affected by Headings, etc.

            The division of this Agreement into articles, sections and other parts and the use of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.3.  Rules of Construction.

            Unless otherwise specifically indicated or the context otherwise requires, (1) all references to "dollars" or "$" mean United States dollars, (2) all references to "C$" means Canadian dollars, (3) words importing the singular include the plural and vice versa and words importing any gender include all genders, (4) "include," "includes" and "including" are deemed to be followed by the words "without limitation" and (5) references to a statute are to the statute as amended or replaced from time to time and include any regulations, rules, guidelines, bulletins and policy statements made under the statute.

1.4.  Date For Any Action.

            If the date on which any action is required to be taken under this Agreement by either party is not a Business Day, that action will be required to be taken on the next day that is a Business Day.

1.5.  Subsidiaries.

            To the extent any covenants in this Agreement relate, directly or indirectly, to a Subsidiary of either party, each such provision will be construed as a covenant by that party to cause that Subsidiary to perform the required action.

1.6.  Schedules.

            The following are the Schedules attached to and forming part of this
Agreement:

            Schedule A -- Regulatory Approvals and Consents

            Schedule B -- Transaction Resolution

            Schedule C -- Rights Plan Waiver Resolution

            Schedule D -- Plan of Arrangement

            Schedule E -- Articles of Continuance

1.7.  Accounting Matters.

            Unless otherwise stated, all accounting terms used in this Agreement have the meanings given to them under Canadian generally accepted accounting principles and all determinations of an accounting nature required to be made will be made in a manner consistent with Canadian generally accepted accounting principles and past practice.

1.8.  Material Adverse Effect.

            The term "material adverse effect" means, in respect of Corel, any change, effect, event, occurrence or change in the state of facts applicable to Corel that is, or could reasonably be expected to be, material and adverse to the business, assets, Liabilities, financial condition, results of operations or prospects (as those prospects relate to the revenue and profit outlook of the Key Software Programs and Designer) of Corel and, unless the context otherwise requires, its Subsidiaries, taken as a whole, except any change, effect, occurrence or change in the state of facts resulting directly from compliance by Corel with its covenants and obligations in this Agreement and in the Operating Plan. For the purposes of interpreting the term "material adverse effect", a decrease in the market price or trading volume of the Corel Shares will not constitute a "material adverse effect" unless that decrease is directly attributable to or arises as a consequence of any change, effect, event, occurrence or change in the state of facts directly applicable to Corel that would reasonably be expected to otherwise have a material adverse effect on Corel.

                                   ARTICLE 2.
                                 THE TRANSACTION

2.1.  The Transaction.

            Corel covenants in favour of the Vector Parties that Corel will:

      2.1.1. as soon as reasonably practicable and in any event not later than June 24, 2003, apply in a manner acceptable to the Vector Parties, acting reasonably, under Section 182 of the OBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently seek the Interim Order; provided that, in the event that the Interim Order is not granted for any reason including by virtue of the fact that Corel is incorporated under the CBCA and has not yet been continued under the OBCA, Corel will co-operate with the Vector Parties and without reduction of the economic benefits of the Transaction to the holders of Common Shares as contemplated at the date of this Agreement, to modify the Transaction to permit the Transaction to be completed in a manner satisfactory to the Vector Parties, and if the Interim Order is not granted by virtue of the fact that Corel is incorporated under the CBCA and has not yet been continued under the OBCA and that modification is not agreed between the parties by July 7, 2003, the parties agree that an application will be made under Section 192(3) of the CBCA for an order approving an arrangement substantially similar to the Arrangement but on terms such that the stated capital of the Corel Shares will be reduced in order to satisfy the provisions of Section 192(2)(b) of the CBCA;

      2.1.2. lawfully convene and hold the Meeting for the purpose of considering the Transaction Resolution and the Corel Rights Plan Waiver Resolution (and for no other purpose unless agreed to by Vector) as soon as reasonably practicable and in any event to convene and hold the Meeting on or before July 29, 2003, subject to adjournments or postponements which may be required pursuant to section 6.10 or as otherwise agreed by Vector and Corel;

      2.1.3. subject to obtaining the approval of the Transaction Resolution, send to the Director, for endorsement and filing by the Director, the Articles of Continuance and all other documents as may be required in connection therewith under the OBCA to give effect to the Continuance;

      2.1.4. subject to obtaining the approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order;

      2.1.5. subject to obtaining the Final Order and the satisfaction or waiver of the other conditions contained in this Agreement in favour of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and all other documents as may be required in connection therewith under the OBCA to give effect to the Arrangement; and

      2.1.6. subject to the terms and conditions of this Agreement, use its reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all things necessary or advisable to support approval of and to complete the Transaction.

2.2.  Interim Order.

            The notice of motion for the application referred to in section
2.1.1 will request that the Interim Order provide, among other things:

      2.2.1. for the class of persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which that notice is to be provided;

      2.2.2. that the requisite approval for the Transaction Resolution will be:

            2.2.2.1. 66 2/3% of the votes cast on the Transaction Resolution by holders of Corel Common Shares and Corel Voting Convertible Securities, voting together as a single class, present in person or by proxy at the Meeting (so that each holder of Corel Common Shares is entitled to one vote for each Corel Common Share held and each holder of a Corel Voting Convertible Security is entitled to one vote for each Corel Common Share that holder of a Corel Voting Convertible Security would have received on a valid exercise of the Corel Voting Convertible Security, assuming full vesting);

            2.2.2.2. 66 2/3% of the votes cast on the Transaction Resolution by holders of Corel Series A Shares, present in person or by proxy at the Meeting; and

            2.2.2.3. a majority of the votes cast on the Transaction Resolution by holders of Corel Common Shares and Corel Voting Convertible Securities excluding Vector and its affiliates, voting together as a single class, present in person or by proxy at the Meeting (so that each such holder of Corel Common Shares is entitled to one vote for each Corel Common Share held and each holder of a Corel Voting Convertible Security is entitled to one vote for each Corel Common Share that holder of a Corel Voting Convertible Security would have received on a valid exercise of the Corel Voting Convertible Security, assuming full vesting);

      2.2.3. that the quorum required for the Meeting will be holders of Corel Shares and Corel Voting Convertible Securities holding (or who, upon exercise, conversion or exchange of a Corel Voting Convertible Security, would hold) a number of shares greater than 33-1/3% of the total number of Corel Shares issued or issuable upon exercise, conversion or exchange of all outstanding Corel Voting Convertible Securities; provided that, if that quorum is not present, the original Meeting will be adjourned to a later date and time no later than 10 days from the date of the original Meeting and, subject to compliance with any applicable Securities Law, the persons present at the resumed Meeting will constitute a quorum for that meeting;

      2.2.4. that, in all other respects, the terms, restrictions and conditions of the governing documents of Corel will apply in respect of the Meeting; and

      2.2.5. for the grant of the Dissent Rights.

2.3.  Articles of Continuance.

            The Articles of Continuance will effect the continuance of Corel from the CBCA to the OBCA.

2.4.  Articles of Arrangement.

            The Articles of Arrangement will, together with all other matters as are necessary to effect the Arrangement, implement the Plan of Arrangement, as a result of which, among other things:

      2.4.1. each Corel Common Share (other than Corel Common Shares held by Vector or its Affiliates) will be converted into one Corel Series B Share and one Corel New Common Share. Each Corel Series B Share will be allocated stated capital in an amount equal to the Corel Series B Stated Capital, which amount will be specified in the final version of the Plan of Arrangement attached to the Circular while the difference between the total stated capital previously allocated to the Corel Common Shares as a class and the stated capital allocated to the Corel Series B Shares as a class will be allocated to the Corel New Common Shares;

      2.4.2. each Corel Series B Share will be transferred on closing to BuyerCo for a per share amount equal to the Corel Series B Purchase Price;

      2.4.3. each Corel New Common Share will be transferred on closing to Vector for a per share amount equal to $1.05 less the Corel Series B Purchase Price;

      2.4.4. all agreements governing Corel Convertible Securities, to the extent not already provided, will be deemed to have been retroactively amended as necessary to permit any unexercised Corel Convertible Security to be exercised, exchanged or converted no later than two Business Days following the Meeting and to provide that each holder of a Corel Convertible Security will be entitled as an alternative to exercising the Corel Convertible Security to receive in lieu a cash amount from Corel equal to the excess of $1.05 over any amount payable in connection with the exercise, conversion or exchange of the Corel Convertible Security into one Corel Share, multiplied by the number of shares subject to the Corel Convertible Security which could be exercised, converted or exchanged at the Meeting Date; and all unexercised Corel Convertible Securities will be cancelled upon the Arrangement becoming effective; and

      2.4.5. Corel, AssetCo and BuyerCo will amalgamate.

2.5.  Corel Circular.

      2.5.1. As promptly as reasonably practicable, Corel will prepare the Circular together with any other documents required by the Securities Act, the CBCA, the OBCA or other applicable Laws in connection with the approval of the Arrangement by the Corel Voting Securityholders.

      2.5.2. Corel will give Vector a reasonable opportunity to review and comment on all documentation referred to in section 2.5.1, which will be reasonably satisfactory to Vector before it is filed or distributed to Corel Voting Securityholders

      2.5.3. If Vector advises Corel in writing of matters required pursuant to section 6.1.2 prior to the Meeting, Corel will disclose those matters in the Circular (including by amendment or supplement to the Circular if the Circular has been previously filed or distributed) and that disclosure must be reasonably satisfactory to Vector before it is filed or distributed to Corel Voting Securityholders.

      2.5.4. As promptly as reasonably practicable after obtaining the Interim Order, Corel will cause the Circular and other documentation required in connection with the Meeting to be sent to each Corel Voting Securityholder and filed as required by the Interim Order and applicable Laws, and in any event the Circular will be sent to each Corel Voting Securityholder and filed as required by the Interim Order and applicable Laws on or before July 7, 2003.

2.6.  Securities Compliance.

            Vector and Corel will use reasonable best efforts to obtain all orders required from applicable Canadian Regulatory Authorities to permit the Circular to omit a formal valuation as contemplated by the Related Party Rules. If those orders are not obtained by June 19, 2003, at the election of either party, all of the timing deadlines set out in this Agreement will be deemed to be extended by 14 days.

2.7.  Preparation of Filings.

      2.7.1. Vector and Corel will co-operate in the taking of all action as may be required under the CBCA and OBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

      2.7.2. Each of Vector and Corel will promptly furnish to the other all information concerning it and its security holders as may be required to give effect to the actions described in sections 2.5 and 2.6 and the foregoing provision of this section 2.7, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement will contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

      2.7.3. Each of Vector and Corel will promptly notify the other if at any time before or after the Effective Time it becomes aware that the Circular or an application for an order contains any misrepresentation or any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular or that application. In that event, Vector and Corel will co-operate in the preparation of a supplement or amendment to the Circular or any other document, as required and as the case may be, and, if required, will cause the document to be distributed to the Corel Voting Securityholders or filed with the relevant securities Regulatory Authorities.

      2.7.4. Corel will ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by Vector). Without limitation, Corel will ensure that the Circular provides Corel Voting Securityholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Meeting.

2.8.  Approvals and Recommendations.

      2.8.1. Corel confirms that no less than a majority of its board of directors, following consultation with its advisors, has determined:

            2.8.1.1. that the Transaction is fair to the holders of Corel Common Shares and to the holders of Corel Convertible Securities who acquire Corel Common Shares upon exercise of or on conversion or exchange of Corel Convertible Securities;

            2.8.1.2. that the Transaction is in the best interests of Corel; and

            2.8.1.3. to recommend to the Corel Voting Securityholders that they vote to approve the Transaction Resolution and to recommend to the holders of Corel Common Shares that they vote to approve the Rights Plan Waiver Resolution.

      2.8.2. The board of directors of Corel has received the opinion of CIBC World Markets Inc., Corel's financial advisors, to the effect that, as of the date of this Agreement, the consideration to be received by the holders of Corel Common Shares and to the holders of Corel Convertible Securities who acquire Corel Common Shares upon the exercise of or conversion or exchange of the Corel Convertible Securities under the

      Transaction is fair to those holders from a financial point of view and that opinion has not been withdrawn, reserved or modified in any material respect.

      2.8.3. Corel covenants that the Circular will include, among other things,
      (1) the recommendation of the board of directors of Corel as described in section 2.8.1.3 and (2) the fairness opinion of CIBC World Markets Inc. to the effect set out in section 2.8.2.

                                   ARTICLE 3.
                        PUBLICITY AND PROXY SOLICITATION

3.1.  Publicity.

      3.1.1. Each of Vector and Corel will consult with the other party or parties with respect to any press release or other public written statements by themselves or their respective Subsidiaries (including any statements to any of their respective employees, customers or suppliers) relating to the Transaction or this Agreement with a view to achieving co-ordinated and consistent public news releases and other public written statements. None of Vector, Corel and their respective Subsidiaries or affiliates will issue any such press release or make any such public written statement prior to consulting with the other party or parties, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with a stock exchange, but only after using its commercially reasonable efforts to consult the other party, taking into account the time constraints to which it is subject as a result of those Laws or obligations.

      3.1.2. Vector and Corel will issue a joint press release immediately following the execution of this Agreement.

      3.1.3. Corel will provide Vector with a reasonable opportunity to review and comment on any material change report filed pursuant to applicable Securities Laws in respect of this Agreement and the Transaction.

      3.1.4. Vector will provide Corel with a reasonable opportunity to review and comment on any report filed pursuant to applicable Securities Laws in respect of this Agreement and the Transaction.

      3.1.5. None of Vector, Corel and their respective Subsidiaries and affiliates will make any public oral statements or announcements (including statements to any of their respective employees, customers or suppliers) which are inconsistent, as determined by the other party acting reasonably, with any of the public written statements issued under this section 3.1.

3.2.  Proxy Solicitation.

      3.2.1. Corel will, at the request of, and following consultation with and approval of, Vector, retain one or more firms to act as proxy solicitation agents (the "Soliciting Agents") in connection with the Meeting to solicit proxies in favour of the Transaction. Vector will be responsible for the cost of the Soliciting Agents. Vector will be entitled to participate in the formulation and delivery of instructions to the Soliciting Agents and will be given ongoing access to the Soliciting Agents and the results of their efforts.

      3.2.2. Vector will be permitted to participate in any way in the solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting, by Corel Voting Securityholders in favour of the Transaction Resolution and the Rights Plan Waiver Resolution.

                                   ARTICLE 4.
                     REPRESENTATIONS AND WARRANTIES OF COREL

            Corel represents and warrants to Vector as follows, in each case except as set out in the Corel Disclosure Letter (and each disclosure in the Corel Disclosure Letter will be deemed to be a disclosure for all purposes of this Agreement and a representation and warranty given pursuant to this Article
4):

4.1.  Organization and Standing.

      4.1.1. Corel and each of its Material Subsidiaries has been duly incorporated, organized or formed and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has full corporate power and authority to own, lease and operate its properties and to conduct its businesses as currently conducted, and is duly qualified, licensed or registered to carry on business in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or registered, except where, individually or in the aggregate, the failure to be so qualified, licensed or registered would not have a material adverse effect on Corel or a Material Subsidiary or materially impair Corel's or a Material Subsidiary's ability to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transaction.

      4.1.2. The Corel Disclosure Letter contains a complete and accurate list of each of Corel's Subsidiaries, together with (1) the nature of the legal organization of that person and (2) the jurisdiction of organization or formation of that person and (3) the names and titles of all officers and directors (or the equivalent) of that person. Corel owns beneficially, directly or indirectly, all the outstanding shares (or equivalent equity or ownership interests) of its Subsidiaries and all of those shares (or equivalent equity or ownership interests) are owned free of any Charges other than Permitted Charges. Corel, together with its Material Subsidiaries, account for, in total, no less than 88% of the consolidated revenue of Corel for the year ended November 30, 2002.

      4.1.3. Corel has made available to Vector complete and accurate copies of the governing documents (including all minutes and resolutions) for itself and governing documents for its Material Subsidiaries.

      4.1.4. None of Corel and its Subsidiaries has any ownership interest in, or has agreed to acquire any ownership interest in, any person, other than a Subsidiary of Corel, excluding ownership interests which individually or in the aggregate represent less than 5% of the total assets of Corel and its Subsidiaries.

4.2.  Capitalization.

      4.2.1. The authorized capital of Corel consists of (1) an unlimited number of non-voting preferred shares, issuable in series, of which 24,000,000 Corel Series A Shares have been created and authorized for issuance, and
      (2) an unlimited number of Corel Common Shares, of which the only shares outstanding are 22,890,000 Corel Series A Shares and 92,986,042 Corel Common Shares. As of June 5, 2003, Corel Options have been duly granted and are outstanding permitting the holders to purchase a total of 8,454,235 Corel Common Shares. Corel Warrants have been duly granted and are outstanding permitting the holders to purchase a total of 332,500 Corel Common Shares. The Corel Disclosure Letter includes an accurate list of (1) as of May 30, 2003, the registered holders of Corel Series A Shares and Corel Common Shares, (2) as of June 5, 2003, outstanding Corel Options that includes details about the date of grant, the option holders, the exercise prices, vesting schedule, the expiry dates and other similar terms and (3) outstanding Corel Warrants that includes details about the date of grant, the option holders, the exercise prices, the expiry dates and other similar terms.

      4.2.2. All of the outstanding Corel Shares have been duly authorized and were validly issued as fully paid and non-assessable shares, were not issued in violation of pre-emptive or similar rights or any other agreement binding on Corel and were issued in compliance with all applicable Securities Laws and the governing documents of Corel.

      4.2.3. Other than the Corel Options and the Corel Warrants, there are no outstanding options, warrants or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Corel or any of its Subsidiaries to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any shares of Corel or any of its Subsidiaries nor are there outstanding any securities or obligations of any kind of Corel or any of its Subsidiaries which are convertible into or exercisable or exchangeable for any shares of Corel or any of its Subsidiaries or any other person and none of Corel or any of its Subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities. None of Corel or any of its Subsidiaries has outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments.

      4.2.4. No holder of securities issued by Corel or any of its Subsidiaries has any right to compel Corel or a Subsidiary to register or otherwise qualify those securities for public sale in Canada or the United States.

      4.2.5. Except for the Non-Disclosure Agreement and any other Contract which Corel is prohibited from identifying pursuant to binding confidentiality covenants (collectively, "Non-Disclosed Contracts"), there is no Contract relating to voting rights associated with any securities issued by Corel or any of its Subsidiaries, and to the knowledge of Corel, no person has entered into any Contract relating to such voting rights other than the purchase agreement dated as of March 7, 2003 between Vector CC Holdings L.L.C. and Microsoft Licensing, Inc. Corel will have no obligations after the Effective Date and no third party will have any rights under any Non-Disclosed Contract other than with respect to non-disclosure obligations.

4.3.  Authority and No Conflicts.

      4.3.1. Corel has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement. Corel has taken, or prior to the Closing Time will have taken, all necessary corporate action to authorize the execution and delivery by it of, and the performance of its obligations under, this Agreement.

      4.3.2. This agreement has been duly executed and delivered by Corel and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally and by general principles of equity.

      4.3.3. None of the execution and delivery of this Agreement by Corel, the performance by it of its obligations under this Agreement or the completion of the Transaction will:

            4.3.3.1. conflict with, or violate any provision of, the governing documents of Corel or any of its Material Subsidiaries;

            4.3.3.2. subject to the Regulatory Approvals being made or obtained, violate or conflict with or result in a breach of any Laws applicable to Corel or any of its Material Subsidiaries;

            4.3.3.3. subject to the Consents referred to in section 4.4 and Schedule A being made or obtained, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time or both would constitute a default) under, or result in the automatic termination or limitation of Corel's rights under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, limit or accelerate, or require any consent or waiver under (any of the foregoing, a "Breach") (1) any Non-Material Contracts and Additional Arrangements except any Breaches which would not, individually or in the aggregate have a material adverse effect on Corel or a Subsidiary and (2) any Material Contract; or

            4.3.3.4. result in the imposition of any Charge on any of Corel's assets or the assets of any of its Material Subsidiaries.

4.4.  Consents and Approvals.

            No consent, approval, order or authorization of, or registration, declaration or filing with or notice to, any third party or Regulatory Authority is required by or with respect to Corel or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Corel, the performance of its obligations under this Agreement or the completion of the Transaction other than (1) any approvals required by the Interim Order, (2) the Final Order, (3) the approval of the Arrangement by the Corel Voting Securityholders, (4) filings required under Securities Laws as contemplated by this Agreement, (5) any filings with the Director under the CBCA or the Director under the OBCA, (6) in connection with the Regulatory Approvals relating to Corel as set out in Schedule A to this Agreement and (7) to avoid Breaches of Contracts (other than, in the case of the Non-Material Contracts and Additional Arrangements, Breaches which, individually or in the aggregate, do not result in a material adverse effect on Corel and its Subsidiaries), those consents, approvals, orders or authorizations of, or registrations, declarations, filings or notices set out in the Corel Disclosure Letter (collectively, the "Consents").

4.5.  No Defaults.

      4.5.1. None of Corel and any of its Material Subsidiaries is (1) in Breach of their respective governing documents (except in the case of Corel UK Limited and Corel GmbH, Breaches which would not, individually or in the aggregate, result in a material adverse effect on that Material Subsidiary), (2) in material Breach of Material Licensed Software Contracts or (3) in Breach of any Material Contract, except in the case of
      (3), any Breaches which would not individually or in the aggregate have a material adverse effect on Corel or a Material Subsidiary.

      4.5.2. To the knowledge of Corel (and for this purpose without enquiry), no other party (other than Corel and any of its Material Subsidiaries) is in Breach of (1) Material Licensed Software Contracts or (2) any Material Contract, except in the case of (2), any Breaches which would not individually or in the aggregate have a material adverse effect on Corel or a Material Subsidiary.

4.6.  Absence of Certain Changes or Events.

            Except as disclosed in the Corel Public Disclosure Documents filed prior to the date of this Agreement, since February 28, 2003, each of Corel and its Subsidiaries has conducted its business only in the ordinary course in a manner consistent with past practice and there has not been:

      4.6.1. any material change (as defined in the Securities Act) in its affairs or in its business, assets, liabilities, financial condition, results of operations or prospects (as those prospects relate to the revenue and profit outlook of the Key Software Programs and Designer);

      4.6.2. any acquisition, sale or transfer of any material assets of Corel or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice;

      4.6.3. any material change in accounting methods, practices, policies or principles (including any change in depreciation or amortization policies or rates) by Corel or any of its Subsidiaries or any revaluation by Corel of any of its or any of its Subsidiaries' assets;

      4.6.4. any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Corel, or any direct or indirect redemption, purchase or other acquisition by Corel of any of its shares;

      4.6.5. any Material Contract except for an Additional Arrangement entered into by Corel or any of its Subsidiaries, other than in the ordinary course of business, or any material amendment or termination of any Material Contract except for an Additional Arrangement other than amendments or terminations in the ordinary course of business, consistent with past practice;

      4.6.6. any agreement or other binding commitment by Corel or any of its Subsidiaries to do any of the things described in the preceding sections
      4.6.1 through 4.6.5 (other than negotiations with Vector and its representatives regarding the Transaction); or

      4.6.7. any agreement or arrangement to take any action which, if taken prior to the date of this Agreement, would have made any representation or warranty set out in this Agreement materially untrue or incorrect as of the date when made.

4.7.  Public Disclosure.

      4.7.1. Corel is a reporting issuer under the Securities Act and other applicable Canadian Securities Laws and is not in default in the performance of the requirements of the Securities Act or any other applicable Canadian Securities Laws. Corel Common Shares are registered under the U.S. Exchange Act and Corel is not in default of the requirements of the U.S. Securities Act or the U.S. Exchange Act or any other applicable Securities Laws.

      4.7.2. Corel has not taken any action to list, and to Corel's knowledge, the Corel Shares are not listed, on any stock exchange or quotation system or traded in any over-the-counter market other than the TSX and the Nasdaq National Market and Corel is not in default in the performance of any requirement applicable to those exchanges and markets.

      4.7.3. After giving effect to subsequent filings in relation to matters covered in earlier filings, the public filings made by Corel under the Securities Act, the U.S. Exchange Act and other applicable Securities Laws since November 30, 2000 (the "Corel Public Disclosure Documents") do not contain any misrepresentation. The Corel Public Disclosure Documents are all the filings required to be made since November 30, 2000 and, at the time filed, complied in all material respects with applicable Securities Laws. Corel has not filed any confidential material change report with the OSC or any other securities authority or stock exchange which remains confidential.

4.8.  Financial Statements and Financial Matters.

      4.8.1. The consolidated financial statements of Corel (including any related notes) included in any Corel Public Disclosure Documents (1) have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved and have been reconciled to United States generally accepted accounting principles applied on a consistent basis during the periods involved, (2) comply in all material respects with the requirements of applicable Securities Laws and (3) fairly present, in all material respects, the consolidated financial position of Corel and the results of operations, changes in shareholders' equity and changes in cash flows of Corel on a consolidated basis as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of unaudited financial statements, to normal recurring year end adjustments, none of which will be material.

      4.8.2. The consolidated financial statements of Corel relating to the two months ended April 30, 2003 and delivered to Vector have been prepared in good faith on a consistent basis with prior periods and substantially reflect the consolidated financial position of Corel and the results of operations of Corel on a consolidated basis as of the respective dates thereof and for the respective periods covered thereby excluding provisions for income taxes, subject to normal adjustments for financial statements of such a period.

      4.8.3. None of Corel or any of its Subsidiaries has any material Liabilities or is a party to or bound by any agreement of guarantee, support, assumption, or endorsement of, or any other similar commitment with respect to Liabilities, other than (1) Liabilities reflected in accordance with Canadian generally accepted accounting principles in Corel's audited consolidated financial statements for the year ended November 30, 2002 and Corel's unaudited financial statements for the period ending February 28, 2003 or (2) Liabilities incurred or arising since the date of those financial statements in the ordinary course of business consistent with past practice.

      4.8.4. The board of directors of Corel will have approved prior to the mailing of the Circular, for unconsolidated balance sheet purposes, transferring $265,116,000 from the share capital account to the contributed surplus account, being not less than the amount of the reduction in stated capital approved by the shareholders of Corel on October 2, 2002, in each case, as those accounts are reflected on the consolidated balance sheet of the Company. As provided in section 7.2.8, prior to the Closing Date, Corel will have delivered to Vector a consolidated balance sheet reflecting that transfer, and that delivery by Corel will be deemed to be a representation and warranty by Corel that, in reliance by Corel upon the written advice of Corel's external auditors, the transfer has been properly reflected in that consolidated balance sheet in accordance with generally accepted accounting principles.

4.9.  Indebtedness.

            Neither Corel nor any of its Subsidiaries has outstanding any bonds, debentures, notes, mortgages or other indebtedness (excluding deferred revenue as disclosed in Corel Public Disclosure Documents) which mature more than one year after the date of their original creation or issuance and neither Corel nor any of its Subsidiaries has agreed to create or issue any bonds, debentures, notes, mortgages or other indebtedness (excluding deferred revenue as disclosed in Corel Public Disclosure Documents) which will mature more than one year after the date of their creation or issuance, other than with respect to internal financings among Corel and its wholly-owned Subsidiaries.

4.10. As to Certain Contracts In and Out of the Ordinary Course.

            The Corel Disclosure Letter lists all Contracts which fall within any of the following categories (collectively, "Material Contracts"):

      4.10.1. Contracts entered into outside of the ordinary course of Corel's and its Subsidiaries' business, consistent with past practice, and in the case of Contracts entered into before December 1, 1999, excluding Contracts requiring payment of or having a fair market value less than $100,000 per year;

      4.10.2. Contracts containing covenants purporting to limit the freedom of Corel or any of its Subsidiaries to distribute Key Software Programs or other Proprietary Software in any geographic area;

      4.10.3. Contracts made in the ordinary course of business (A) requiring payments of in excess of $300,000 and which were entered into or amended since December 1, 1999 (excluding payments to professional advisors), (B) generating revenue in excess of $300,000 per year and which were entered into or amended since December 1, 2000 or (C) which, to Corel's knowledge, are arrangements without a formal written agreement requiring payments in excess of $300,000 per year and which were entered into or amended since December 1, 1999 (the Contracts in (C) being "Additional Arrangements"), including Contracts (1) that require or may require the provision to any person of goods or services, (2) for the purchase of materials, supplies or services, (3) for the purchase or sale of any equipment or fixed or capital assets or (4) in the nature of a lease, license or agreement to lease or license, whether as lessor, licensor, lessee or licensee, and whether in respect of real property, personal property, Licensed Intellectual Property or Licensed Software;

      4.10.4. confidentiality Contracts entered into since January 1, 2003 or standstill Contracts entered into since December 1, 1999, with any person that restrict Corel or any of its Subsidiaries in the use of any information or the taking of any actions by Corel or its Subsidiaries entered into in connection with the consideration by Corel or any of its Subsidiaries of any acquisition of equity interests or assets of any Person that would be material to Corel and its Subsidiaries, taken as a whole;

      4.10.5. Material Licensed Software Contracts and Designer Licensed Software Contracts;

      4.10.6. to Corel's knowledge, Contracts which materially adversely affect or could materially adversely affect Corel and its Subsidiaries, taken as a whole, or their financial condition or any of their assets or is or could be materially burdensome to Corel and its Subsidiaries, taken as a whole;

      4.10.7. Contracts relating to Corel's ownership interest in any person, excluding (1) wholly-owned Subsidiaries and (2) ownership interests which individually or in the aggregate represent less than 5% of the total assets of Corel and its Subsidiaries;

      4.10.8. Contracts to make any gift of any of property, other than donations made in the ordinary course of business, consistent with past practice;

      4.10.9. Contracts with any officer, director, employee, shareholder or any other person with whom Corel or any of its Subsidiaries is not dealing at arm's length (within the meaning of the Tax Act) or any affiliate of any of the foregoing, other than Contracts of employment or consulting or Contracts made solely between Corel and any of its Subsidiaries or between any of the Subsidiaries; and

      4.10.10. other than as specified in sections 4.10.1 through 4.10.9 Contracts that are material to Corel and its Subsidiaries taken as a whole.

All (1) of the Material Licensed Software Contracts are valid and binding obligations of Corel or a Subsidiary that is a party to that Contract and (2) all of the Material Contracts (other than Material Licensed Software Contracts) are valid and binding obligations of Corel or a Subsidiary that is a party to the Material Contract, except in the case of (2) where the failure to be valid and binding would not, individually or in the aggregate result in a material adverse effect on Corel or its Subsidiaries and, to the knowledge of Corel without enquiry, each of the Material Contracts is the valid and binding obligation of each other party or parties to the Material Contract.

4.11. Employment Matters.

      4.11.1. None of Corel or any of its Subsidiaries is a party to any Contract relating to employment, consulting, retention, severance, termination of employment, golden parachute, termination bonus or other termination payment other than (1) agreements providing for annual compensation of less than $100,000 or (2) that may be terminated on reasonable notice or payment in lieu of notice in accordance with applicable Laws or on an "at-will" basis.

      4.11.2. Except for the Corel Management Incentive Plans, none of Corel or any of its Subsidiaries have established and there are no current or former employees of Corel entitled to participate in any incentive compensation, profit sharing, bonus, option, share purchase or share compensation plan.

      4.11.3. None of Corel or any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or any other labour contract applicable to any employees of Corel or its Subsidiaries. There is no strike or labour dispute, slowdown, lockout or stoppage pending or, to the knowledge of Corel, threatened against or affecting Corel or any of its Subsidiaries. To the knowledge of Corel, there are no current union organizing activities involving employees of Corel.

      4.11.4. There are no current or pending or, to the knowledge of Corel, material threatened proceedings involving Corel or its Subsidiaries before any board or tribunal or claims with respect to employment and labour Laws, including employment and labour standards, unfair labour practices, employment discrimination, occupational health and safety, employment equity, pay equity, workers' compensation, human rights and labour relations.

      4.11.5. The Corel Disclosure Letter sets out a list of all employees of Corel and its Subsidiaries, including the name of the employee, the date of hire, salary, bonus, jurisdiction in which the employee operates, name of employer (if a Subsidiary) and any benefits not available to all comparable employees generally.

      4.11.6. (1) All employees previously terminated by Corel or a Subsidiary since December 1, 1999 (excluding employees formerly employed by the Acquired Subsidiaries) and (2) to the knowledge of Corel, all employees previously terminated and who were formerly employed by the Acquired Subsidiaries when those companies were acquired by Corel, were paid no less than the minimum amounts required by Law and received all notice (or pay in lieu of notice) required by Law.

      4.11.7. To the knowledge of Corel, the entering into of this Agreement or the completion of the Transaction (excluding the implementation of the Operating Plan) will not automatically require any material filings or payments in respect of employment and labour matters.

      4.11.8. To the knowledge of Corel, no senior employee has announced any intention of terminating his or her employment, and in the case of those employees with a fixed term Contract, prior to the expiry of that term.

4.12. Litigation.

            There are no material claims, actions, proceedings or investigations pending or, to the knowledge of Corel, threatened against Corel or any of its Subsidiaries before any arbitrator or Regulatory Authority (and Corel has no knowledge of any facts that are likely to give rise to any such claim, action, proceeding or investigation), including in relation to the development, use, sales or marketing of its products.

4.13. Tax Matters.

      4.13.1. Corel and each of its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it and all of those Tax Returns are complete and correct in all material respects based on Corel's reasonable filing position. Corel and each of its Subsidiaries has paid all Taxes which are due and payable by it as reasonably determined by Corel, other than those which are being contested in good faith and in respect of which adequate reserves have been provided, based on quantifiable Taxes assessed, in the most recently published financial statements of Corel. Corel's audited consolidated financial statements contain adequate provision, in accordance with Canadian generally accepted accounting principles, for Taxes payable in respect of each period covered by those financial statements and all prior periods to the extent those Taxes have not been paid, whether or not due and whether or not shown as being due on any Tax Returns. For each quarterly period after that covered by the audited consolidated financial statements, Corel and each of its Subsidiaries has made adequate provision, in accordance with Canadian generally accepted accounting principles, in its books and records for any amount of Taxes material to Corel on a consolidated basis and accruing in respect of any accounting period ending after the period covered by those audited financial statements.

      4.13.2. There are no material actions, suits, proceedings, investigations or claims made (or, to the knowledge of Corel, threatened) against Corel or any of its Subsidiaries in respect of Taxes or any matters under discussion with any Regulatory Authority relating to Taxes asserted by any such authority. There have been no waivers of statutes of limitations or objections to any assessments or reassessments involving Taxes given, filed or requested with respect to Corel or any of its Subsidiaries except in circumstances where the Taxes under objection have been paid or adequate provision for the payment thereof has been made.

      4.13.3. None of Corel or any of its Subsidiaries (1) has made an election to be treated as a "consenting corporation" under section 341 (f) of the U.S. Tax Code or (2) is a party to any Tax sharing or other similar agreement or arrangement or any Tax indemnification agreement of any nature with any other person (other than in agreements with Corel or any of its Subsidiaries) pursuant to which Corel or any of its Subsidiaries has or could have any material liabilities in respect of Taxes. Corel has not made an election under section 897(i) of the U.S. Tax Code to be treated as a domestic corporation for purposes of section 897, 1445 and 6039C of the U.S. Tax Code.

      4.13.4. Corel and each of its Subsidiaries has collected, withheld and remitted all Taxes (other than non-material amounts) required to be collected, withheld and remitted by it in accordance with applicable Laws.

      4.13.5. Corel has not agreed and is not required to make any adjustments pursuant to Section 481(a) of the U.S. Tax Code or any similar provision of state, local, or foreign law by reason of a change in accounting method initiated by it or any other relevant party and Corel has no knowledge that the Internal Revenue Service or other relevant authority has proposed any such adjustment or change in accounting method, nor is any application pending with any Regulatory Authority requesting permission for any changes in accounting methods that relate to the business or assets of the Subsidiaries.

      4.13.6. "Tax" and "Taxes" means, with respect to any person (1) all taxes, charges, fees, levies or other assessments, including income taxes (including any tax on or based on net income, gross income, income as specially defined, earnings, profits or selected items of income, earning or profits), taxes under Part XII.3 of the Tax Act, capital taxes, gross receipts taxes, environmental taxes, taxes on registered investments or in respect of excessive holdings of foreign property, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, disability taxes, withholding taxes, payroll taxes, employment taxes, employer health, pension plan premiums, excise taxes, severance, social security premiums, workers' compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, alternative or add-on minimum taxes, goods and services taxes, customs duties or other taxes, fees, imposts, assessment or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (Canadian or foreign) on such entity, and any interest, fines, penalties, additional taxes and additions to tax imposed with respect to the foregoing and (2) any Liability for the payment of any amount of the type described in the immediately preceding clause (1) as a result of being a "transferee" (within the meaning of section 6901 of the U.S. Tax Code or any other applicable Laws) of another entity or a member of an affiliated or combined group or any liability under Treasury Regulation Section 1.1502-6. "Tax Returns" means all returns, reports, information returns, tax slips and statements filed or required to be filed in connection with Taxes.

      4.13.7. No later than five Business Days prior to the Effective Date, Corel will have filed Canadian 2002 Tax Returns for Corel Corporation and delivered copies to Vector. All non-capital losses reported in the Canadian 2002 Tax Returns have been or will have been computed on a consistent basis with filing positions taken in the preparation of prior year Tax Returns as filed prior to the date of this Agreement and disclosed to Vector, including non-capital losses arising from loans and advances made to Corel Corporation Limited (Ireland). The Class 12 undepreciated capital cost as reported in the 2002 Canadian Tax Returns will be not more than $500,000 less than the amount reported in the 2001 Canadian Tax Returns.

4.14. Pension and Employee Benefits.

      4.14.1. The Corel Disclosure Letter lists each registered or supplementary pension, retirement, profit sharing, bonus, savings, deferred compensation, stock option, purchase, appreciation, group insurance or other material employee or retiree benefit plan, program or arrangement, formal or informal, oral or written, maintained or contributed to by Corel or any of its Subsidiaries (each plan, program or arrangement, together with the Corel Management Incentive Plans a "Corel Plan"). Each Corel Plan has been administered, established, invested, operated and funded in material compliance with its terms and all applicable Laws and there are no unfunded liabilities in respect of any Corel Plan and all required contributions under each Corel Plan have been made in material compliance with all applicable Laws and the terms of the Corel Plan. Correct and complete copies of each Corel Plan and all related documents (including current actuarial reports and draft actuarial reports relating to each Corel Plan), or, where oral, correct and complete written summaries of their terms as set out in the Corel Disclosure Letter have been provided to Vector.

      4.14.2. None of the execution and delivery of this Agreement by Corel, the performance by it of its obligations under this Agreement or the completion of the Transaction (excluding the implementation of the Operating Plan) will increase any benefits under any Corel Plan or result in the acceleration of time of payments or vesting of any such benefits, including the time of exercise of Corel Options.

      4.14.3. No amendments or improvements have been made or promised respecting (1) any Corel Plan for which actuarial reports are prepared since the effective date of the last actuarial report relating to that plan, and (2) any other Corel Plan since November 30, 2002, in each case, other than those required by any Laws or the terms of any collective agreement.

      4.14.4. No Corel Plan (1) requires the deposit of assets by Corel or a Subsidiary other than to fund current liabilities of that Corel Plan, (2) constitutes a registered pension plan or otherwise has a qualified tax status, (3) is a multi-employer plan within the meaning of applicable pension Laws or the terms of any collective agreement, (4) provides supplemental retirement benefits.

      4.14.5. No commitments have been made to increase the benefits under any Corel Plan, except as required by applicable Laws.

4.15. Title to Assets.

      4.15.1. Corel and its Subsidiaries are the beneficial owners of, and have title to, all the assets owned by Corel and its Subsidiaries which are used in connection with their respective businesses, which assets, in the case of Corel and its Material Subsidiaries, are free of all Charges other than Permitted Charges.

      4.15.2. All of the physical assets of Corel and its Subsidiaries are in reasonably good operating condition and in a state of reasonably good maintenance and repair having regard to the use to which the assets are put and the age of those assets, except for those assets whose condition, taken individually or in the aggregate, would not have a material adverse effect on Corel.

4.16. Owned Real Property.

            Neither Corel nor any of its Subsidiaries owns any real property.

4.17. Leased Real Property.

            The Corel Disclosure Letter contains the municipal addresses for all of the premises used by Corel and its Subsidiaries which are leased, subleased, licenced or otherwise occupied by Corel and its Subsidiaries, together with the names of the lessors or licensors, the dates of expiry of any applicable Contract and any extension provisions, all amounts payable in respect of the premises and any deposits, letters of credit or guarantees associated with the premises.

4.18. Zoning and Other Matters Relating to Real Property.

            To the knowledge of Corel, the use and operation of the leased premises by Corel and its Material Subsidiaries, as now operated and maintained, comply in all material respects with all applicable Laws.

4.19. Environmental Matters.

            Except as would not have a material adverse effect on Corel, to the knowledge of Corel, Corel has operated its business in compliance with Environmental Law in all material respects.

4.20. Intellectual Property.

      4.20.1. The Corel Disclosure Letter contains a complete and accurate listing of (1) all of the registrations and applications for registration of the Proprietary Intellectual Property, the names of all persons who have been granted rights in respect thereof outside of the ordinary course and the primary outside legal counsel assisting with those applications and (2) versions of the Key Software Programs and Designer currently being used in production by Corel or its Subsidiaries and a listing of all material Licensed Software incorporated in each Key Software Program under a Material Licensed Software Contract or incorporated in Designer under a Designer Licensed Software Contract. All of the registrations and applications for registration of the material Proprietary Intellectual Property are valid and subsisting, in good standing and are recorded or is in the process of being recorded in the name of Corel or the Subsidiary. No rights to pursue any listed application for registration of any Patents have been prejudiced for Corel's failure to prosecute that application.

      4.20.2. No person other than Corel or a Subsidiary has any right or interest of any kind or nature in or to the Proprietary Intellectual Property, including any right to sell, license, lease, transfer, distribute, use or otherwise exploit the Proprietary Intellectual Property or any portion thereof outside of the ordinary course of Corel's and its Subsidiaries' business. Corel and its Subsidiaries have good, marketable and exclusive title to, and the valid and enforceable power and right to sell, license, transfer, distribute, use and otherwise exploit, the Proprietary Intellectual Property. Neither Corel nor any of its Subsidiaries is subject to any obligation or arrangement pursuant to which a third person has or will have any right, title or interest in or to any Proprietary Intellectual Property which is currently being developed by or for Corel or any of the Material Subsidiaries other than in the ordinary course of business.

      4.20.3. Except pursuant to Contracts set out in the Corel Disclosure Letter, no person other than Corel and its Subsidiaries has any right or interest of any kind or nature in or to any Key Software Program or other Proprietary Software which is currently being developed by or on behalf of Corel or any of its Subsidiaries outside of the ordinary course of Corel's and its Subsidiaries' business. Otherwise than in the ordinary course of business, no person other than Corel or any Subsidiary has the right to make modifications to, enhancements to or derivative works based upon the Key Software Programs or upon any other Proprietary Software. Neither Corel nor any Subsidiary has directly or indirectly granted to any person any rights or interests in the source code of the Key Software Programs or any other Proprietary Software that is currently marketed, other than third-party developers who have the right to use that source code in the performance of their development in the ordinary course.

      4.20.4. With respect to the Key Software Programs and any other Proprietary Software that is currently sold, supported or in development:
      (1) at least one of Corel and its Subsidiaries maintains compiled, master-reproducible copies, complete human-readable source code listings stored in electronic form, technical documentation and user manuals for all releases thereof; (2) in each case, the machine-readable copy substantially conforms to the corresponding source code listing; (3) in each case, based on the source code and other organized technical documentation, it can be maintained, enhanced and modified by reasonably competent programmers familiar with the applicable language, hardware and operating systems; (4) in each case, the complete source code listings are maintained in an electronic repository enabling skilled personnel to completely compile, build and assemble the final machine-executable version at will without undue manual processes; (5) in each case, it operates in accordance with the user manual therefor without material operating defects; and (6) there are employees of Corel or its Subsidiaries that have familiarity with that Software.

      4.20.5. Since December 1, 1999, neither Corel nor any of its Subsidiaries has received any written notice that remains outstanding challenging the validity or ownership of (1) Key Software Programs, or (2) any Intellectual Property or any of the Software (other than Key Software Programs), except in the case of (2) where those challenges would not reasonably be expected to result in a material adverse effect to Corel or its Subsidiaries, and to Corel's knowledge there are no facts upon which such a challenge could be made.

      4.20.6. To the knowledge of Corel and since May 2001, to the extent that any person (other than a person who was employed or engaged by the Acquired Subsidiaries and did not continue that employment or engagement with Corel or a Subsidiary following the respective acquisition) contributed to the conception, reduction to practise, invention, creation or development of the Proprietary Intellectual Property of Corel or a Subsidiary or the creation or development of the Key Software Programs (other than the Licensed Software contained therein) or of any other Proprietary Software, that person has irrevocably assigned to Corel or its Subsidiaries in writing all intellectual property rights in that person's contribution to that Proprietary Intellectual Property or that Proprietary Software. In Canada, to the knowledge of Corel, each person that contributed to the conception, reduction to practise, invention, creation or development of the Proprietary Intellectual Property of Corel or a Subsidiary or the creation or development of the Proprietary Software of Corel or its Subsidiaries embodied in the Key Software Programs or of any other Proprietary Software has waived or agreed upon departure to waive his or her moral rights in any copyright works within that Proprietary Intellectual Property or Proprietary Software in favour of Corel or the applicable Subsidiary and its successors and assigns.

      4.20.7. Corel and its Subsidiaries have taken or caused to be taken steps so that none of the Proprietary Intellectual Property, the value of which to Corel and the Subsidiaries is contingent upon maintenance of the confidentiality thereof, has been disclosed by Corel or any of its Subsidiaries to any person other than employees, contractors, customers, representatives and agents of Corel or a Subsidiary who are parties to customary confidentiality and nondisclosure agreements with Corel or a Subsidiary.

      4.20.8. The Corel Disclosure Letter contains a complete and accurate listing of all material Licensed Software licensed under Material Licensed Software Contracts or under Designer Licensed Software Contracts, the name of the applicable licensor and whether the source code for that Licensed Software is in the possession of Corel or any of its Subsidiaries ("Licensed Source Code").

      4.20.9. Corel and/or its Subsidiaries have the right to modify, enhance, prepare and have prepared derivative works based upon the Licensed Source Code. All material Intellectual Property rights in or to those modifications, enhancements and derivative works made by or for Corel or a Subsidiary and all associated functional or technical specifications and technical documentation (the "Corel Modifications") are owned by Corel or its Subsidiaries. Subject to any rights a customer has in respect of the Corel Modifications by virtue of the inclusion thereof in the Key Software Programs, Designer or Proprietary Software, no person other than Corel or a Subsidiary has any right or interest of any kind or nature in or to any Corel Modifications. Subject to any written agreements with any customer and agreements with third party developers in the ordinary course, neither Corel nor any Subsidiary has entered into any agreement or arrangement pursuant to which any right, title or interest of Corel or a Subsidiary in any Corel Modifications is assigned, licensed or otherwise granted to any other person.

      4.20.10. To Corel's knowledge, no person has violated, infringed upon or breached, or is currently violating, infringing upon or breaching, any of the rights of Corel or a Subsidiary to the Proprietary Intellectual Property, to the Key Software Programs or to any Proprietary Software or has breached or is breaching any duty or obligation owed to Corel or a Subsidiary in respect of the Proprietary Intellectual Property, the Key Software Programs or any Proprietary Software, except where those breaches, individually or in the aggregate, would not result in a material adverse effect on Corel or its Subsidiaries.

      4.20.11. Except for those amounts in dispute in good faith which are set out in the Corel Disclosure Letter, (1) all amounts, including royalties, due and payable by Corel and its Subsidiaries (other than the Acquired Subsidiaries) with respect to any Licensed Intellectual Property or any Licensed Software have been paid in full or accrued in the most recent consolidated financial statements of Corel and (2) to the knowledge of Corel, all amounts, including royalties, due and payable by the Acquired Subsidiaries with respect to any Licensed Intellectual Property or any Licensed Software have been paid in full or accrued in the most recent consolidated financial statements of Corel.

      4.20.12. (A) Neither the use of the Proprietary Intellectual Property or the Proprietary Software or the Key Software Programs nor the conduct of Corel's and its Subsidiaries' business has violated, infringed or breached or currently violates, infringes upon or breaches (1) the industrial or intellectual property rights of any person (and in the case of Patents, to Corel's knowledge), (2) any duty or obligation owed to any person, and (B) neither the use of the Intellectual Property or the Software nor the conduct of Corel's and its Subsidiaries' business has violated, infringed or breached or currently violates, infringes upon or breaches the terms of any licence granted to Corel or any of the Subsidiaries by any other person, except where those violations, infringements or breaches, individually or in the aggregate would not result in a material adverse effect to Corel and its Subsidiaries or materially impair the value of any Key Software Program. The Intellectual Property and the Software are sufficient to carry on Corel's and its Subsidiaries' business as currently conducted and as proposed to be conducted, without requiring any such infringement.

      4.20.13. To the knowledge of Corel, neither Corel nor its Subsidiaries has
      (1) breached any duty or obligation of confidentiality or of non-disclosure or non-use of any confidential information owed to, or (2) misappropriated any confidential information of, any person, including any person who has licensed Licensed Intellectual Property or Licensed Software to Corel or any Subsidiary.

      4.20.14. No Contract which relates to any material Intellectual Property or any material Software requires consents or other actions as a result of the completion of the Transaction or any subsequent disposition of all or a portion of Corel or a Subsidiaries' assets in order for Corel and its Subsidiaries to continue to be entitled to use, operate, sell and license that material Intellectual Property or material Software after the Closing Date without material alterations in Corel or its Subsidiaries' obligations.

      4.20.15. There is no governmental prohibitions or restrictions on the sale or use of the Key Software Products, except where those prohibitions or restrictions, individually or in the aggregate, would not have a material adverse effect on that Key Software Product.

      4.20.16. The Corel Disclosure Letter lists current material litigation, proceedings or other claims or demands against or involving Corel or a Subsidiary relating to the Intellectual Property and the Software.

4.21. Compliance with Laws and Permits; Regulatory Matters.

      4.21.1. Corel and its Subsidiaries are in compliance in all material respects with all applicable Canadian and United States Laws, and to the knowledge of Corel, Corel and its Subsidiaries are in compliance in all material respects with all other applicable Laws, except where, with respect to Subsidiaries (other than Material Subsidiaries), the failure to be in compliance would not have a material adverse effect on that Subsidiary.

      4.21.2. With respect to Permits,

            4.21.2.1. Corel and its Subsidiaries hold all material Permits;

            4.21.2.2. all material Permits are valid and in good standing, and are not subject to any qualifications or restrictions except for such standard qualifications and restrictions ordinarily imposed in connection with the issuance of these permits which qualifications or restrictions do not in any manner restrict or impair the business currently conducted by Corel;

            4.21.2.3. no material Permits are, and (on the basis of facts or circumstances known to Corel at the date of this Agreement) none would reasonably be expected to be, the subject of any suspension, modification or revocation or proceedings related thereto, including as a result of the Transaction; and

            4.21.2.4. no facts, circumstances or conditions exist that would prevent the timely renewal of any material Permits,

      except where the failure would not have a material adverse effect on Corel and its Subsidiaries.

      4.21.3. Corel and its Subsidiaries are not, and (on the basis of facts or circumstances known to Corel at the date of this Agreement) would not reasonably be expected to be, subject to any restrictive injunction or order of, or agreement with, any Regulatory Authority that (alone or together with other such matters) would reasonably be expected to have a material adverse effect on Corel or materially impair its ability to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transaction.

4.22. Restrictions on Business Activities.

            There is no agreement, judgment, injunction, order or decree binding on (1) Corel or any of its Subsidiaries (other than the Acquired Subsidiaries) or (2) to the knowledge of Corel, on any of the Acquired Subsidiaries, that has, or could be reasonably expected to have, the effect of prohibiting, materially restricting or materially impairing any current business practice of Corel or any of its Material Subsidiaries.

4.23. Customers and Suppliers.

            The Corel Disclosure Letter sets out a list of each customer or group of customers which singly or in the aggregate provided more than 5% of the consolidated gross revenues of Corel and its Subsidiaries for either of the fiscal years ended on November 30, 2001 and 2002. Since February 28, 2003, there has been no termination or cancellation of, and no material modification or change in, the business relationship with any such customer or group of customers. Without enquiry, Corel has no reason to believe that the benefits of any relationship with any of the customers or suppliers of Corel and its Subsidiaries will not continue after the Closing Date in substantially the same manner as prior to the date of this Agreement.

4.24. Insurance.

            Corel has furnished or made available to Vector true and complete copies of all the existing insurance policies of Corel and its Material Subsidiaries, or evidence of the existence of those policies with accurate particulars of the policies of insurance maintained by Corel and its Material Subsidiaries at the date of this Agreement, including the name of the insurer, the risks insured against and the amount of coverage, and, with respect to all of the material policies, as set out in the Corel Disclosure Schedule. All of those policies are in full force and effect. None of Corel or its Material Subsidiaries or, to the knowledge of Corel, any of the other parties to those policies, is in default or breach of, whether as to the payment of premiums or otherwise, nor has Corel or its Material Subsidiaries received any notice of material default or termination under, any such policy and, to the knowledge of Corel, there exists no state of facts which after notice or lapse of time or both would constitute such a material default or breach. Except for directors' and officers' insurance and errors and omissions insurance, there is no reason to believe that any of the existing insurance policies of Corel and its Material Subsidiaries will not be renewed by the insurer upon the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy.

4.25. Foreign Private Issuer.

            Corel is a "foreign private issuer" for purposes of the U.S. Exchange Act.

4.26. Brokerage and Finders' Fees.

            Except for Corel's obligations to CIBC World Markets Inc., none of Corel or any of its Subsidiaries has incurred or will incur any brokerage, finders' or similar fee in connection with the Transaction. Corel has disclosed to Vector all the material financial and other terms of the retainer agreement with CIBC World Markets Inc. At the Closing Date, there will not be any material obligations of Corel in favour of CIBC World Markets Inc., except as disclosed in the Corel Disclosure Letter.

4.27. Representations Complete.

            The representations and warranties made by Corel in this Agreement, including the Corel Disclosure Letter, or in the Corel Public Disclosure Documents, when read together in their entirety, do not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained in this Agreement or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE 5.
                    Representations and Warranties of Vector

            Vector represents and warrants to Corel as follows, in each case except as set out in the Vector Disclosure Letter (and each disclosure in the Vector Disclosure Letter will be deemed to be a disclosure for all purposes of this Agreement and a representation and warranty given pursuant to this Article
5):

5.1.  Organization and Standing.

      5.1.1. Each of the Vector Parties and Vector CC Holdings, L.L.C. has been duly incorporated, organized or formed and is validly existing under the Laws of its jurisdiction of incorporation, organization or formation and has full corporate power and authority to own, lease and operate its properties and to conduct its businesses as currently conducted.

      5.1.2. The Vector Disclosure Letter contains a complete and accurate list of each of the Vector Parties, together with (1) the nature of the legal organization of that person and (2) the jurisdiction of organization or formation of that person.

      5.1.3. Funds managed by Vector or its affiliated entities control assets under management as described in the Vector Disclosure Letter.

      5.1.4. Vector CC Holdings, L.L.C. is an affiliate of each of the Vector Parties and the Vector Parties are affiliates and the general partner of Vector has the power and authority to bind each of Vector, BuyerCo and Vector CC Holdings, L.L.C. as contemplated in this Agreement.

5.2.  Corel Series A Shares.

            Vector CC Holdings, L.L.C. is the registered and beneficial owner of 22,890,000 Corel Series A Shares and no Corel Common Shares.

5.3.  Authority and No Conflicts.

      5.3.1. Each of the Vector Parties has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement. Each of the Vector Parties has taken all necessary corporate action to authorize the execution and delivery by it of, and the performance of its obligations under, this Agreement.

      5.3.2. This Agreement has been duly executed and delivered by each of the Vector Parties and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally and by general principles of equity.

      5.3.3. None of the execution and delivery of this Agreement by either of the Vector Parties, the performance by either of its obligations under this Agreement or the completion of the Transaction will:

            5.3.3.1. conflict with, or violate any provision of, the governing documents of either of the Vector Parties;

            5.3.3.2. subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Schedule A being made or obtained, violate or conflict with or result in a breach of any Laws applicable to either of the Vector Parties;

            5.3.3.3. subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Schedule A being made or obtained, violate or conflict with or result in a Breach of any agreement, mortgage, indenture, lease, license or other obligation or instrument to which either of the Vector Parties is a party or by which either of the Vector Parties or any of its property is bound or subject except any Breaches which would not, individually or in the aggregate have a material adverse effect on the Vector Parties.

5.4.  Consents and Approvals.

            No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Regulatory Authority is required by or with respect to either of the Vector Parties in connection with its execution and delivery of this Agreement, the performance of its obligations under this Agreement, or the completion of the Transaction other than (1) filings required under Securities Laws as contemplated by this Agreement, (2) any filings by Vector in connection with the Regulatory Approvals and (3) the Regulatory Approvals relating to Vector as set out in Schedule A to this Agreement.

5.5.  Litigation.

            There are no claims, actions, proceedings or investigations pending or, to the knowledge of Vector, threatened against any of the Vector Parties before any arbitrator or Regulatory Authority (and Vector has no knowledge of any facts that are likely to give rise to any such claim, action, proceeding or investigation) that would be reasonably expected to materially impair Vector's ability to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transaction.

5.6.  No Defaults.

            None of the Vector Parties is in Breach of its respective governing documents.

5.7.  Brokerage and Finders' Fees.

            None of the Vector Parties has incurred any brokerage, finders' or similar fee in connection with the Transaction.

5.8.  Representations Complete.

            The representations and warranties made by Vector in this Agreement, including the Vector Disclosure Letter, when read together in their entirety, do not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained in this Agreement or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE 6.
                      COVENANTS RELATING TO THE TRANSACTION

6.1.  Covenants of Corel.

      6.1.1. Corel agrees that, until the earlier of the Closing Time and the termination of this Agreement in accordance with section 8.1, unless Vector otherwise agrees in writing or except as contemplated by this Agreement or the Operating Plan or disclosed in the Corel Disclosure
      Letter:

            6.1.1.1. it will conduct, and will cause each of its Subsidiaries to conduct, its and their respective businesses only in, and not take any action except in, the ordinary course of business and consistent with past practice;

            6.1.1.2. it will not, and it will not permit any of its Subsidiaries to, do any of the following:

                  6.1.1.2.1. enter into, or make any commitment to enter into, any significant new line of business or develop or release any new product (other than new versions currently in development);

                  6.1.1.2.2. authorize, or enter into, any agreement, arrangement or understanding with respect to, (1) any acquisition of businesses, assets or securities (other than cash or cash equivalents), the value of the consideration for which (including assumed debt or other obligations) would exceed $100,000 (including in a series of related transactions) or, taken together with any other acquisitions made in reliance on this clause, would exceed $500,000 in the aggregate or (2) any disposition of businesses, assets or securities, the value of the consideration for which (including assumed debt or other obligations) would exceed $100,000 (including in a series of related transactions) or, taken together with any other dispositions made in reliance on this clause, would exceed $500,000 in the aggregate, other than, in either case, (A) any transactions in the ordinary course effected at fair market value, at arm's length and in the exercise of reasonable business judgment and (B) any transactions in the course of implementation at the date of this Agreement and disclosed in the Corel Disclosure Letter;

                  6.1.1.2.3. amend or propose to amend its or their governing documents (except, in the case of the governing documents of Subsidiaries, following reasonable prior notice to Vector);

                  6.1.1.2.4. subdivide, consolidate or reclassify any of its or their outstanding securities, or declare, set aside or pay any dividend or other distribution (in cash or any other property) with respect to its or their securities;

                  6.1.1.2.5. issue, sell, pledge, reserve, set aside, dispose of or encumber, repurchase, redeem or otherwise acquire, any of its or their shares or any securities or obligations convertible into, exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, except (1) as required by the terms of any securities outstanding on the date of this Agreement, (2) pursuant to vested Corel Options granted prior to the date of this Agreement and (3) for the grant of Corel Options and deferred share units under Corel Management Incentive Plans in accordance with past practice provided that, in the case of Corel Options, (A) Corel Common Shares underlying grants after the date of this Agreement and on or prior to the public release of Corel's financial results for the interim period ending August 31, 2003 will not exceed 1,000,000 in total and
                  (B) Corel Common Shares underlying grants after the public release of Corel's financial results for the interim period ending August 31, 2003 will not exceed 1,000,000 in total, and in any case, the exercise price for each grant will not be less than $0.95 (provided that, if the Transaction is not completed, the exercise price will be the "Market Price" as set out in the Corel Stock Option Plan 2000 or the Corel Director Stock Option Plan, as the case may be);

                  6.1.1.2.6. reorganize, amalgamate or merge with any other person;

                  6.1.1.2.7. incur or commit to incur any indebtedness for borrowed money or purchase money indebtedness or assume or guarantee any indebtedness except for borrowings in the ordinary course of business and consistent with past practice; or

                  6.1.1.2.8. make any significant discretionary expenditure except as specifically contemplated by the Operating Plan;

            6.1.1.3. it will use commercially reasonable efforts, and cause each of its Subsidiaries to use commercially reasonable efforts, to preserve intact its respective business organizations and goodwill, to keep available the services of its officers and employees and to maintain satisfactory relations with suppliers, agents, distributors, customers and others having business relationships with it or its Subsidiaries;

            6.1.1.4. subject to the exercise by the board of directors of its fiduciary duties as provided in this Agreement, it will use commercially reasonable efforts, and will cause its Subsidiaries to use commercially reasonable efforts, to perform all obligations required or desirable to be performed by it or any of its Subsidiaries under this Agreement, it will not take any action that would be inconsistent with this Agreement or which would reasonably be expected to prevent or materially delay the consummation of the Transaction and, without limiting the generality of the foregoing, it will and where appropriate, cause its Subsidiaries to:

                  6.1.1.4.1. use all commercially reasonable efforts to obtain the approvals of its shareholders to the Transaction Resolution and the Rights Plan Waiver Resolution;

                  6.1.1.4.2. not change the date of or adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Meeting without Vector's prior written consent, except as provided in section 6.10 or as required by valid shareholder action or applicable Laws;

                  6.1.1.4.3. defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the Transaction;

                  6.1.1.4.4. use all commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the parties to consummate the Transaction;

                  6.1.1.4.5. co-operate with the other party to this Agreement in connection with the performance by them of their obligations hereunder;

                  6.1.1.4.6. subject to section 6.3 and applicable Laws, make and co-operate in the making of all filings and applications and submissions of information under all Laws which are applicable to the Transaction and take all commercially reasonable actions in connection therewith, including in connection with the Regulatory Approvals and by participating and appearing in any proceedings of either party before Regulatory Authorities, and use its reasonable best efforts to co-ordinate the parties' discussions with and responses to all Regulatory Authorities where both parties are seeking to obtain material approvals or make material filings; and

                  6.1.1.4.7. conduct its affairs so as to satisfy the condition precedent with respect to the accuracy of its representations and warranties contained in section 7.2;

            6.1.1.5. except as disclosed in the Corel Disclosure Letter or as required by applicable Laws or any agreement to which Corel or any of its Subsidiaries is a party at the date of this Agreement (including the Corel Management Incentive Plans) and, in the case of sections 6.1.1.5.1 and
            6.1.1.5.2 except for ordinary course salary and compensation increases for 2003 as have already been approved by Corel, it will, and cause each of its Subsidiaries to, not do any of the following:

                  6.1.1.5.1. increase the amount of (or accelerate the payment or vesting of) any benefit or amount payable under any employee benefit plan or any other Contract, arrangement, plan or policy providing for compensation or benefits to any former, present or future director, officer or employee of Corel or any of its Subsidiaries;

                  6.1.1.5.2. increase (or enter into any commitment or arrangement to increase) the compensation or benefits, or otherwise extend, expand or enhance the engagement, employment or any related rights, of any former, present or future director, officer, employee or, except for extensions for periods of up to three months, consultant of Corel or any of its Subsidiaries (including additional grants of Corel Options or modification of the terms of existing Corel Options, except as set out in section 6.1.1.2.5);

                  6.1.1.5.3. make or promise to make amendments or improvements prior to the Closing Date respecting any Corel Plan, in each case, other than those required by any Laws or the terms of any collective agreement;

                  6.1.1.5.4. accelerate the release of, or the expiry date of any hold period relating to, any Corel Shares held in the Corel Plans, or otherwise amend, vary or modify such plans or the Corel Management Incentive Plans; or

                  6.1.1.5.5. adopt, establish, enter into or implement, or permit any of its Subsidiaries to adopt, establish, enter into or implement, any employee benefit plan, policy, severance or termination agreement providing for any form of benefits or other compensation to any former, present or future director, officer or employee of Corel or any of its Subsidiaries or amend, or permit any of its Subsidiaries to amend, any employee benefit plan, policy, severance or termination agreement (excluding those severance or termination agreements providing for payments not in excess of those required by applicable Law or common law);

            6.1.1.6. it will, and will cause each of its Subsidiaries to, not pay, discharge, satisfy, compromise or settle any claims or Liabilities prior to their being due which, individually or in the aggregate, are in excess of $250,000 or unless required by Law;

            6.1.1.7. unless required to do so by its insurers (in a situation where there is no liability to Corel or a Subsidiary) it will, and cause each of its Subsidiaries to, not settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the Transaction prior to the Closing Date without the prior written consent of Vector;

            6.1.1.8. except as required by applicable Laws, it will, and will cause each of its Subsidiaries to, not enter into, terminate or waive any provision of, exercise any option or relinquish any contractual rights under, or modify in any material respect, any Material Contract, except for those actions which would not result in an incremental payment in excess of $250,000;

            6.1.1.9. it will use commercially reasonable efforts, and cause each of its Subsidiaries to use commercially reasonable efforts, to comply promptly with all material requirements which applicable Laws may impose on it or its Subsidiaries with respect to the Transaction;

            6.1.1.10. it will, and will cause each of its Subsidiaries, to not make any change to its existing accounting practices, methods and principles except as required by Canadian generally accepted accounting principles as advised by Corel's independent auditors and to notify Vector upon any refiling of any Tax Returns previously filed with a Regulatory Authority;

            6.1.1.11. except as permitted by section 6.8, it will, and cause each of its Subsidiaries to, not enter into any confidentiality or standstill agreement, amend, release any third party from its obligations or grant any consent under any confidentiality or standstill provision or fail to enforce fully any such provision; provided that the restrictions contained in this section 6.1.1.11 will not apply to (1) confidentiality agreements that relate only to confidential information about entities other than Corel and its Subsidiaries and are not entered into in connection with or in contemplation of transactions not permitted by this Agreement or (2) confidentiality agreements with commercial partners in the ordinary course; and

            6.1.1.12. it will, and will cause each of its Subsidiaries to, implement the Operating Plan and not take any action that would breach, conflict with or result in a default under the Operating Plan.

      6.1.2. Corel will promptly advise Vector in writing:

            6.1.2.1. of any event, condition or circumstance that might reasonably be expected to cause any representation or warranty of Corel in this Agreement to be untrue or inaccurate in any material respect at the Closing Time (or, in the case of any representation or warranty made as of a specified date, as of that specified date);

            6.1.2.2. of any breach by Vector of any representation, warranty or covenant or event, condition or circumstance that has come to the attention of Corel and might reasonably be expected to cause any representation or warranty of Corel in this Agreement to be untrue or inaccurate, in either case, at the Closing Time (or, in the case of any representation or warranty made as of a specified date, as of that specified date);

            6.1.2.3. of any change affecting Corel or any event, occurrence or development or any Regulatory Authority's or third party's complaints, investigations or hearings (or communications indicating that the same may be contemplated) which would be reasonably expected to have a material adverse effect on Corel or to prevent or materially delay the consummation of the Transaction; and

            6.1.2.4. of any material breach by Corel of any of its covenants, obligations or agreements contained in this Agreement.

      6.1.3. Corel covenants to comply with its obligations to indemnify and reimburse CIBC World Markets Inc. as set out in Schedule A of the engagement letter dated February 17, 2003, a copy of which has been delivered to Vector and which agreement has not been amended to the date of this Agreement and will not be amended without the consent of Vector.

6.2.  Covenants of Vector.

      6.2.1. Vector agrees that, until the earlier of the Closing Time and the termination of this Agreement in accordance with section 8.1, unless Corel otherwise agrees in writing or except as contemplated by this Agreement or disclosed in the Vector Disclosure Letter:

            6.2.1.1. it will use commercially reasonable efforts, and cause each of the Vector Parties to use commercially reasonable efforts, to perform all obligations required or desirable to be performed by it under this Agreement, the Vector Parties will not take any action that would be inconsistent with this Agreement or which would reasonably be expected to prevent or materially delay the consummation of the Transaction and, without limiting the generality of the foregoing, it will and will cause the Vector Parties to:

                  6.2.1.1.1. defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the Transaction;

                  6.2.1.1.2. use all commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the parties to consummate the Transaction;

                  6.2.1.1.3. co-operate with the other party to this Agreement in connection with the performance by them of their obligations under this Agreement;

                  6.2.1.1.4. subject to section 6.3 and applicable Laws, make and co-operate in the making of all filings and applications and submissions of information under all Laws which are applicable to the Transaction and take all commercially reasonable actions in connection therewith, including in connection with the Regulatory Approvals and by participating and appearing in any proceedings of either party before Regulatory Authorities, and use its reasonable best efforts to co-ordinate the parties' discussions with and responses to all Regulatory Authorities where both parties are seeking to obtain material approvals or make material filings; and

                  6.2.1.1.5. conduct its affairs so as to satisfy the condition precedent with respect to the accuracy of its representations and warranties contained in section 7.3;

            6.2.1.2. it will use commercially reasonable efforts to comply promptly with all material requirements which applicable Laws may impose on each of the Vector Parties with respect to the Transaction; and

            6.2.1.3. in any situation in which Vector has the right or is required to be given the opportunity to review, be consulted with, or approve any matter in accordance with this Agreement, Vector will conduct that review or consultation and consider that approval as quickly as reasonably practicable under the circumstances, and, in the case of approvals contemplated by sections 6.1.1.5, 6.1.1.6,
            6.1.1.8 and 6.1.1.11, within two Business Days.

      6.2.2. Vector will promptly advise Corel in writing:

            6.2.2.1. of any event, condition or circumstance that might reasonably be expected to cause any representation or warranty of the Vector Parties in this Agreement to be untrue or inaccurate at the Closing Time (or, in the case of any representation or warranty made as of a specified date, as of such specified date);

            6.2.2.2. of any breach by Corel of any representation, warranty or covenant or event, condition or circumstance that has come to the attention of the Vector Parties and might reasonably be expected to cause any representation or warranty of Vector in this Agreement to be untrue or inaccurate, in either case, at the Closing Time (or, in the case of any representation or warranty made as of a specified date, as of such specified date);

            6.2.2.3. of any change affecting the Vector Parties or any event, occurrence or development or any Regulatory Authority's or third party's complaints, investigations or hearings (or communications indicating that the same may be contemplated) which would be reasonably expected to prevent or materially delay the consummation of the Transaction; or

            6.2.2.4. of any material breach by any of the Vector Parties of any of its covenants, obligations or agreements contained in this Agreement.

      6.2.3. Vector will vote all of its Corel Shares in favour of the Transaction Resolution.

6.3.  Access to Information.

      6.3.1. Corel will provide to Vector and Vector's Representatives the access to information and management contemplated by section 6(b) of the Non-Disclosure Agreement.

      6.3.2. Vector agrees to be bound by the provisions of the Non-Disclosure Agreement applicable to maintaining the confidentiality of Evaluation Material (as defined in the Non-Disclosure Agreement) and those provisions will survive the termination of this Agreement.

6.4.  Physical Due Diligence

            In addition to the obligations under section 6.3.1, Corel will afford Vector and Vector's Representatives full and complete access during normal business hours to (1) any of the Corel Premises in order for Vector to conduct or cause to be conducted physical due diligence on the property and facilities of Corel and its Subsidiaries solely for the purpose of confirming the accuracy of the representations and warranties contained in this Agreement, and (2) the personnel and management of Corel and its Subsidiaries to whom access is reasonably required in connection with the physical due diligence referred to in (1).

6.5.  Standstill Exception

            Each of the parties acknowledges that the entering into of this Agreement is made pursuant to a written proposal of Vector made under section 5(c)(ii) of the Non-Disclosure Agreement and constitutes the consent of the Board of Directors of Corel to the Transaction, as required under section 5(b) of the Non-Disclosure Agreement. The parties confirm that in all other respects the Non-Disclosure Agreement will remain in full force and effect.

6.6.  Regulatory Approvals.

      6.6.1. Each of Vector and Corel will use its commercially reasonable efforts to obtain all Regulatory Approvals and all other approvals under Laws that are applicable in connection with the Transaction as soon as is reasonably practicable.

      6.6.2. Subject to applicable Laws, each of Vector and Corel will make and co-operate in the making of all filings and applications and submissions of information under all Laws which are applicable in connection with the Transaction (including obligations under applicable Securities Laws, the ICA, the HSR Act and the Competition Act) and will take all reasonable actions in connection therewith, including in connection with the Regulatory Approvals, and by participating and appearing in any proceedings involving either party before Regulatory Authorities, and will use its commercially reasonable efforts to co-ordinate the parties' discussions with and responses to all Regulatory Authorities where both parties are seeking to obtain significant approvals or make significant filings.

      6.6.3. Subject to applicable Laws, each of Vector and Corel will (1) consult with each other in making any filings with any Regulatory Authority, (2) enable the other party to review and comment on all such filings that are significant prior to their release, (3) consider all such comments reasonably and in good faith, (4) provide a copy of each such filing to the other party, (5) consult with the other party in connection with all material enquiries from or with any material Regulatory Authority and the possible resolution of all material issues and (6) not participate in any substantive meeting or discussion with any Regulatory Authority in connection with any proceedings under or relating to any applicable Laws as they concern the Transaction, unless it consults with the other party in advance and, to the extent permitted by the Regulatory Authority, gives the other party the opportunity to attend or participate therein.

      6.6.4. Each of the Vector Parties and Corel will promptly furnish to the other all information concerning it and its Affiliates as may be required to effect the actions described in Article 2 and this section 6.6 and each covenants that none of the information furnished or to be furnished by it in connection with those actions or otherwise in connection with the Transaction will contain any misrepresentation.

6.7.  Third Party Consents.

      6.7.1. Corel will use its commercially reasonable efforts to obtain all Consents, in the case of Consents for Contracts, to the extent notified by Vector to Corel on or before June 13, 2003, in form and substance satisfactory to Vector acting reasonably, and to otherwise comply with the requirements of all applicable Laws and Material Contracts that are applicable in connection with the Transaction as soon as is reasonably practicable and in any event before the Closing Date.

      6.7.2. Corel, in conjunction with Vector, will use commercially reasonable efforts to obtain from Albans Investment Limited a termination of the share purchase agreement dated September 18, 2000.

6.8.  Non-Solicitation of Alternative Proposals.

      6.8.1. Corel will immediately cease and cause to be terminated any existing solicitation, encouragement, activity, discussion or negotiation with any person by Corel, any of its Subsidiaries or any of their Representatives with respect to any Alternative Proposal, whether or not initiated by Corel, and, in connection therewith, Corel will request (and exercise all rights it has to require) the return or destruction of information regarding Corel and its Subsidiaries previously provided to any such person or any other person and will request (and exercise all rights it has to require) the destruction of all materials including or incorporating any information regarding Corel and its Subsidiaries.

      6.8.2. Subject to sections 6.8.3, 6.8.5, 6.8.6 and 6.9, Corel will not do any of the following or permit any of its Subsidiaries or any of their Representatives to do any of the following:

            6.8.2.1. solicit, initiate or encourage any inquiry or the making of any proposal to it or its shareholders from any person which constitutes, or may reasonably be expected to lead to (in either case in one transaction or a series of transactions), an Alternative Proposal;

            6.8.2.2. enter into or participate in or continue any discussions or negotiations regarding, agree to or endorse or recommend, or enter into or propose to enter into any agreement, arrangement or understanding in relation to, an Alternative Proposal; or

            6.8.2.3. furnish to any person any information with respect to the business, properties, operations, prospects or condition (financial or otherwise) of Corel or any of its Subsidiaries in circumstances under which it knows, or it ought reasonably to know, that such information will be used by the recipient in connection with, or in order to make or evaluate making, an Alternative Proposal.

      6.8.3. Subject to section 6.8.5, at any time after the date of this Agreement and before the Meeting, the directors of Corel may consider, participate in discussions or negotiations with, or provide information to, any person who has delivered to Corel a bona fide written Alternative Proposal (with respect to which Corel is not in violation of section 6.8.2) provided that the board of directors of Corel, after analysis by, and consultation with, its financial and legal advisors, has determined that it is necessary for the directors to take that action in order to discharge properly their fiduciary duties and that the Alternative Proposal is or, if consummated in accordance with its terms, would reasonably be expected to be a Superior Proposal.

      6.8.4. Corel will not release any person from any confidentiality agreement or standstill agreement by which that person is bound unless that person has made a Superior Proposal.

      6.8.5. Corel will notify Vector as soon as possible (and in any event within 24 hours of receipt) of any written Alternative Proposal of which its senior management or board of directors becomes aware, or any request for non-public information relating to it or any of its Subsidiaries in connection with an Alternative Proposal or for access to the properties, books or records of it or any of its Subsidiaries by any person that informs it or any of its Subsidiaries or any of its Representatives that such person is considering making, or has made, an Alternative Proposal. That notice must include a description of the material terms and conditions of any proposal, including the identity of the person making such proposal, inquiry or contact.

      6.8.6. If Corel receives a request for material non-public information from a person who proposes a bona fide written Alternative Proposal, and its directors determine that the Alternative Proposal is or, if consummated in accordance with its terms, would reasonably be expected to be a Superior Proposal, then, and only in that case, but subject to the execution of a confidentiality agreement containing terms no less onerous to that person than those contained in the Non-Disclosure Agreement, the directors of Corel may provide that person with access to information regarding Corel, provided that Corel sends a copy of any such confidentiality agreement to Vector immediately on its execution and Vector is provided with a list of the information provided to that person and immediately provided with access to similar information to which that person was provided.

      6.8.7. Corel will promptly reaffirm its recommendation of the Transaction by press release after: (1) any Alternative Proposal (which is subsequently determined by Corel not to be a Superior Proposal) is publicly announced or made or (2) Vector and Corel enter into an amendment to this Agreement pursuant to section 6.9.1.6; any such press release will be prepared in accordance with section 3.1.

      6.8.8. Corel will be responsible for the breach of this section 6.8 by any of its Subsidiaries or Representatives.

6.9.  Notice of Superior Proposal.

      6.9.1. Corel may accept, approve, recommend or enter into an agreement, arrangement or understanding in respect of an Alternative Proposal (provided that this section 6.9 will not apply to a confidentiality agreement that complies with section 6.8.6) on the basis that it constitutes or, if consummated in accordance with its terms, would reasonably be expected to constitute a Superior Proposal, provided that:

            6.9.1.1. the board of directors of Corel has determined in good faith, after analysis by, and consultation with, its financial advisors and outside legal counsel, that it is necessary for the directors to take that action in order to discharge properly their fiduciary duties;

            6.9.1.2. it gives notice to Vector that it proposes to do so, promptly after so determining;

            6.9.1.3. it provides to Vector, if permitted to do so, a copy of the agreement relating to the Alternative Proposal, or if not permitted to do so, a summary of that agreement, if any;

            6.9.1.4. it provides Vector with the opportunity, for a period of five Business Days from the later of the date Vector received notice under (1) section 6.9.1.2 and (2) section 6.8.5, to negotiate to amend this Agreement and the terms of the Transaction to provide for terms that to Corel and the Corel Shareholders are (in the good faith determination of the directors of Corel) as favourable as, or superior to, the terms of the Superior Proposal from a financial perspective;

            6.9.1.5. if at any time during but not later than the end of the five Business Day period referred to in section 6.9.1.4 Vector elects to make a proposal that provides for terms that to Corel and the Corel Shareholders are as favourable as, or superior to, the terms of the Superior Proposal from a financial perspective, and delivers to Corel an executed amendment to this Agreement reflecting the new proposal, the directors of Corel will:

                  6.9.1.5.1. call and hold a meeting of the directors to consider Vector's proposal as soon as reasonably possible but not later than five Business Days after receipt of the proposal;

                  6.9.1.5.2. in good faith consider the proposal; and

                  6.9.1.5.3. not later than the date the meeting is required to be held under section 6.9.1.5.1, determine in good faith and advise Vector as to whether Corel's board of directors has determined that Vector's proposal provides for terms that to Corel and the Corel Shareholders are as favourable as, or superior to, the terms of the Superior Proposal from a financial perspective; and

            6.9.1.6. in the event that the determination referred to in section
            6.9.1.5.3 is made by Corel's board of directors, immediately thereafter execute the amendment to this Agreement delivered by Vector pursuant to section 6.9.1.5 and not take any actions in furtherance or support of the Superior Proposal.

      6.9.2. If despite its consideration of any proposal made by Vector under section 6.9.1.5, the board of directors of Corel continues to believe, in good faith, and after consultation with and based in part on advice of its financial advisor and outside counsel, that the Superior Proposal continues to be a Superior Proposal in respect of the Vector proposal made pursuant to section 6.9.1.5, then Corel may then terminate this Agreement subject to (1) payment of the Termination Fee and the Expense Fee to Vector as provided in section 8.3.6, and (2) if requested by Vector in connection with a Superior Proposal that is not an all cash offer fully paid on closing without adjustments and that Vector is not contractually obliged to support, co-operating in presenting to Corel's shareholders, as an alternative to the Superior Proposal, Vector's proposed transaction (although the board of Corel would no longer be required to recommend approval).

      6.9.3. Each successive material modification of any Alternative Proposal will constitute a new Alternative Proposal for purposes of sections 6.8 and 6.10 and the requirement under section 6.9.1.4 to start an additional five Business Day notice period.

      6.9.4. Corel will not have any rights under sections 6.8.3, 6.8.6 and
      6.9.1 after the Meeting if the Transaction Resolution is approved at the Meeting unless this Agreement is terminated in accordance with its terms.

6.10. Adjourning or Postponing the Meeting.

      6.10.1. Where at any time before the Meeting (1) Corel has provided Vector with a notice under section 6.8.5, (2) an Alternative Proposal has been publicly disclosed or announced or (3) Vector reasonably believes that a person intends to make an Alternative Proposal, and the five Business Day period under section
      6.9.1.4 has not elapsed, then, subject to applicable Laws, at Vector's request, Corel will postpone or adjourn the Meeting at the Meeting (but not beforehand without Vector's consent) to a date acceptable to Vector acting reasonably but not later than 20 days after the scheduled date of the Meeting.

      6.10.2. If Corel provides Vector with notice under section 6.9.1.2 on a date that is less than five Business Days before the date of the Meeting and Vector has not made a proposal in accordance with section 6.9.1.5 that the directors of Corel have determined in accordance with section 6.9.1.5 provides for terms that to Corel and the Corel Shareholders are, from a financial perspective, as favourable as, or superior to, the terms of the Superior Proposal in respect of which notice was given under section 6.9.1.2, subject to applicable Laws, Corel will postpone or adjourn the Meeting to a date that is at least five Business Days but not more than 10 Business Days after the scheduled date of the Meeting.

      6.10.3. Where at any time before the Meeting, on the basis of proxies delivered, it appears unlikely that the Transaction Resolution or the Rights Plan Waiver Resolution will be approved by the requisite percentage of Corel Voting Securityholders, Corel will, upon request of Vector, reschedule the Meeting for a later date and establish a new record date for the rescheduled Meeting such that Vector or its Affiliates would have the opportunity to convert some or all of its Corel Series A Shares into Corel Common Shares and vote in favour of the resolutions to be passed at the rescheduled meeting.

6.11. Pre-Closing and Closing Matters

      6.11.1. Corel will reasonably co-operate with Vector in carrying out any pre-closing reorganization as may be requested by Vector, which reorganization, if the Transaction is not completed, in the opinion of Corel, whether acting reasonably or not, would not have an adverse effect on Corel or its shareholders. Without limitation, Vector may request that, in which case Corel agrees to, immediately prior to the Effective Date, sell certain intangible assets specified by Vector to a newly created wholly-owned subsidiary of Corel ("AssetCo") in return for consideration equal to the fair value of those assets and consisting entirely of common shares of AssetCo, and AssetCo will license the intangible assets to Corel.

      6.11.2. Corel will reasonably co-operate with Vector in matters relating to any third-party loans to be obtained by or on behalf of Vector in connection with the Transaction, provided that (1) Vector will bear all costs associated with those matters and (2) Corel will not be required to do any act or enter into any agreement which, if the Transaction is not completed, would have an adverse effect on Corel or its shareholders.

      6.11.3. At the Closing Time and subject to the reasonable satisfaction of Corel that the Arrangement has become effective and that Vector has deposited all amounts required to be deposited by it under the Plan of Arrangement, at the request of Vector, Corel will loan to BuyerCo up to $65 million on a demand basis, which loan will be evidenced by a promissory note in form and substance satisfactory to Corel and Vector, acting reasonably.

6.12. Financial Information

      6.12.1. On or before July 12, 2003, Corel will deliver to Vector unaudited consolidated financial statements as at and for the six-months ended May 30, 2003. Upon delivery to Vector, the representation and warranty contained in section 4.8 will be deemed to apply to these financial statements.

      6.12.2. On or before the Closing Date, Corel will deliver to Vector an unaudited consolidated balance sheet as at June 30, 2003, reflecting the transfer of $265,116,000 from share capital to contributed surplus.

6.13. Executive Employment

            Vector is permitted to engage in discussions with those executives listed on the Vector Disclosure Letter with respect to their terms of employment following completion of the Transaction.

6.14. Directors' and Officers' Insurance.

      6.14.1. Corel has received a proposal from one of its existing insurers to provide a directors' and officers' run-off insurance policy with a term of six years, a coverage limit of $25 million and a maximum deductible of $500,000 for a premium of $3,500,000 (the "D&O Policy"). All of the terms relating to the D&O Policy and the proposed insurer, which have been disclosed to Vector, are acceptable to the board of directors of Corel. Notwithstanding the foregoing, Vector may, during the five Business Days immediately following the execution of this Agreement, present a proposed alternative policy to Corel's board of directors for consideration. The board of directors of Corel will, within five Business Days of its receipt of a proposed alternative policy and having received advice from its legal, insurance and financial advisors relating thereto, determine if the proposed alternative policy and the proposed alternative insurer(s) are at least as favorable to the directors and officers of Corel as the D&O Policy and Corel's existing insurer, in which case Corel will purchase the proposed alternative policy. The determination by the board of directors as aforesaid will be made in good faith but in the sole judgment of the board of directors of Corel which will not be subject to review.

      6.14.2. From and after the Closing Date, the Vector Parties will cause Corel (or its successor) to (1) indemnify the directors and officers of Corel in accordance with its existing governing documents and any contracts of indemnity or (2) provide indemnification on a basis consistent with the practices of Vector in respect of its own directors and officers, whichever provides the highest degree of indemnification.

      6.14.3. On the Closing Date, Corel will pay in trust to a law firm retained by Corel and reasonably acceptable to the board of directors of Corel an amount as specified below

      (the "Fund") to ensure funds are available to pay any legal fees and expenses related to claims, if any, against the board of directors and officers of Corel in office prior to or at the Closing Time, which fees and expenses are not covered by the insurance purchased under section
      6.14.1 due to deductible amounts or otherwise and are not paid when required by section 6.14.5. The Fund will be replenished in accordance with section 6.14.6 if the Fund has been used to pay the legal fees and expenses of defending those claims without, for greater certainty, any limit on the cumulative amount of those replenishments. Until the second annual anniversary of the Effective Date, that amount will be $300,000 and, after two years until three years from the Effective Date, that amount will be $150,000. After two years from the Effective Date, amounts will be released to Corel so that no more than $150,000 is held by the law firm and, after six years from the Effective Date, all remaining amounts will be released to Corel. Interest earned on amounts held in escrow will accrue for the benefit of Corel and will be disbursed to Corel annually.

      6.14.4. The law firm will act as the representative of the directors and officers (the "D&O Representative") with respect to the administration of the Fund. Corel will from time to time designate an individual who is an officer of Corel (the "Corel Representative") to deal with the D&O Representative with respect to the Fund.

      6.14.5. Upon receipt of any invoice from any law firm engaged by Corel or, where permitted under the relevant policy of insurance, engaged to represent separately the directors and officers to defend any claims against the directors and officers, a copy of that invoice will be delivered to the D&O Representative and, following a determination by the D&O Representative that the invoice is correct and reasonable in all material respects, that invoice will be paid promptly by Corel in accordance with the terms for payment specified in that invoice, and confirmation of that payment will be reported to the D&O Representative. If any such invoice is not paid as provided in this section, the D&O Representative will pay that invoice out of the proceeds of the Fund and confirm that payment to Corel.

      6.14.6. Within three Business Days of paying one or more invoices from the Fund as contemplated above totalling greater than $50,000, Corel will replenish the Fund in that amount, up to the applicable limit of $300,000 or $150,000, as the case may be.

      6.14.7. Any merger, amalgamation, combination or corporate reorganization to which Corel becomes a party and any liquidation of Corel will be expressly subject to and conditional on the assumption of the obligations set out in this section 6.14 by any successor corporation or entity or by the shareholder(s) of Corel, as the case may be, and to the delivery by that person to the directors and officers of a written acknowledgement of that assumption.

      6.14.8. The parties acknowledge and agree that the obligations of Corel under this section 6.14 are expressly intended to be for the benefit of all former and current directors and officers of Corel.

      6.14.9. For greater certainty, the directors and officers of Corel are not entitled, by virtue of this section 6.14, to engage advisors or incur expenditures related to claims, except as specifically provided for in the directors' and officers' "run-off" insurance policy or in Contracts with directors and officers relating to Claim indemnification matters.

      6.14.10. Subject to the completion of the Transaction, Vector will not, and will cause its affiliates not to, at any time following the Closing Time, make any claim against the directors or officers of Corel based on, arising from or in any way related to the Transaction including any matter contemplated by or set out in this Agreement, except to the extent the claim is based on fraud or wilful misconduct.

                                   ARTICLE 7.
                                   CONDITIONS

7.1.  Mutual Conditions.

            The obligations of Vector and Corel to complete the Transaction are subject to the satisfaction of the following conditions (each of which is for their mutual benefit) on or before the Closing Date:

      7.1.1. each of the Transaction Resolution and the Rights Plan Waiver Resolution has been approved by the Corel Voting Securityholders at the Meeting in the manner required by applicable Laws (including any conditions imposed by the Interim Order);

      7.1.2. the Interim Order and the Final Order have each been obtained in form and on terms satisfactory to each of Corel and Vector, acting reasonably, and have not been set aside or modified in a manner unacceptable to those parties, acting reasonably, on appeal or otherwise;

      7.1.3. no provision of any applicable Laws and no judgment, injunction, order or decree is in effect which restrains or enjoins or otherwise prohibits the Transaction;

      7.1.4. the Regulatory Approvals in Schedule A, other than the exemption described in Schedule A, item 3, have been obtained and those Regulatory Approvals do not impose or contain terms and conditions which would, individually or in the aggregate, have a material adverse effect on Corel and its Subsidiaries on a combined basis, or materially impair either Vector or Corel's ability to perform its respective obligations under this Agreement or prevent or materially delay the consummation of the Transaction; and

      7.1.5. this Agreement has not been terminated pursuant to Article 8.

7.2.  Additional Conditions to the Obligations of Vector.

            The obligation of Vector to complete the Transaction will be subject to the satisfaction of the following conditions (each of which is for the exclusive benefit of Vector and may be waived only by it on or before the Closing Date):

      7.2.1. Corel has performed or complied in all material respects with each of its obligations, agreements and covenants in this Agreement to be performed and complied with by it on or before the Closing Time;

      7.2.2. the representations and warranties of Corel under this Agreement will be true and correct on and as of the date of this Agreement and as of the Closing Date as if made on and as of that date (except for those representations and warranties made as of a specified date, which will continue to be true and correct as of that specified date);

      7.2.3. there has been no material adverse change in the business, assets, Liabilities, financial condition, results of operations or prospects (as those prospects relate to the revenue and profit outlook of the Key Software Programs and Designer) of Corel and its Subsidiaries, taken as a whole or any event, occurrence or development which would be reasonably expected to have a material adverse effect on Corel or which would materially and adversely affect the ability of Vector to consummate the transactions contemplated by this Agreement, except any change, effect, occurrence or change in the state of facts resulting directly from compliance by Corel with its covenants and obligations in this Agreement and in the Operating Plan;

      7.2.4. except as set out in the Corel Disclosure Letter, there has not been any action taken by any Regulatory Authority, any Law enacted, entered, enforced or deemed applicable by any Regulatory Authority or any pending or threatened suit, action or proceeding by any Regulatory Authority in connection with the grant of any Regulatory Approval or otherwise, (1) seeking to prohibit or restrict the acquisition by Vector or any of its subsidiaries of any Corel Shares, (2) challenging or seeking to restrain or prohibit the consummation of the Plan of Arrangement or seeking to obtain from Vector any damages (3) seeking to prohibit or materially limit the ownership or operation by Vector of any portion of the business or assets of Corel or its Subsidiaries or to compel Vector to dispose of or hold separate any portion of the business or assets of Corel or its Subsidiaries, as a result of the Plan of Arrangement, in any case in (3) representing in excess of 1% of the total assets of Corel and its Subsidiaries, (4) seeking to impose limitations on the ability of Vector or its Affiliates to acquire or hold, or exercise full rights of ownership of, any Corel Shares, including the right to vote the Corel Shares on all matters properly presented to the Corel Voting Securityholders, (5) seeking to prohibit Vector from effectively controlling in any material respect the business or operations of Corel and its Subsidiaries or (6) imposing any condition or restriction that in the judgment of Vector, acting reasonably, would be materially burdensome to the future operations or business of any business unit of Corel after the Effective Time;

      7.2.5. holders of not more than 10% of the Corel Shares have exercised their Dissent Rights (and not withdrawn that exercise) in respect of the Arrangement;

      7.2.6. at the end of each respective Calculation Date,

            7.2.6.1. the value of the cash and marketable securities held by Corel and its wholly-owned Subsidiaries (excluding cash received after the date of this

            Agreement in connection with the exercise, conversion or exchange of any Corel Convertible Security), plus Permitted Expenses paid by Corel ("Adjusted Cash"), is not less than $68 million; and

            7.2.6.2. the Working Capital Decrease of Corel and its Subsidiaries, exclusive of Permitted Expenses, is not more than $2 million at June 30, 2003 and, if applicable, not more than $3 million at July 31, 2003, and, at the Effective Date, an officer of Corel will certify as to the absence of events outside the ordinary course of business arising after each respective Calculation Date that might result in a material adverse change to Adjusted Cash or Working Capital after each respective Calculation Date;

      7.2.7. Corel will have received all Consents other than the Consent described in Schedule A, item 3;

      7.2.8. Vector will have received from Corel an unaudited consolidated balance sheet as at June 30, 2003 reflecting the transfer of $265,116,000 from share capital to contributed surplus;

      7.2.9. a supplement to the Corel Rights Plan terminating that plan, or amending the Corel Rights Plan in a manner reasonably acceptable to Vector, has been entered into by the parties to the Corel Rights Plan; and

      7.2.10. the board of directors of Corel has adopted all necessary resolutions, and all other necessary corporate action has been taken by Corel, to approve and permit the Transaction and to enable Corel to perform its obligations under this Agreement.

7.3.  Additional Conditions to the Obligations of Corel.

            The obligation of Corel to complete the Transaction will be subject to satisfaction of the following conditions (each of which is for the exclusive benefit of Corel and may be waived by it on or before the Closing Date):

      7.3.1. Each of the Vector Parties has performed or complied with each of its obligations, agreements and covenants under this Agreement to be performed and complied with by it on or before the Closing Time;

      7.3.2. the representations and warranties of the Vector Parties under this Agreement will be true and correct in all respects on the date of this Agreement and as of the Closing Date as if made on and as of that date (except for those representations and warranties made as of a specified date, which will be true and correct as of that specified date); and

      7.3.3. The Vector Parties have adopted all necessary resolutions, and all other necessary corporate action has been taken by the Vector Parties, to enable them to perform their respective obligations under this Agreement.

7.4.  Closing Matters.

            Each of Vector and Corel will deliver, at the Closing Time, any customary certificates, resolutions and other closing documents as may be required by the other party, acting reasonably, including a certificate signed by two senior officers of each party (in their capacities as senior officers and not in their personal capacities) confirming compliance with the condition in sections 7.2.1 to 7.2.10, in the case of Corel, and sections 7.3.1 to 7.3.3, in the case of Vector and a customary legal opinion of Corel's external counsel with respect to Corel's corporate existence, capacity and authority to enter into and to perform this Agreement, enforceability of this Agreement and no breach of governing documents or applicable Ontario and federal laws (excluding the Competition Act and the Tax Act).

7.5.  Delivered Calculations.

            In connection with the satisfaction of the condition contained in section 7.2.6, Corel will deliver to Vector within four Business Days after the applicable Calculation Date a draft calculation of Adjusted Cash and within 12 Business Days of the applicable Calculation Date, a draft calculation of the Working Capital Decrease as at each respective Calculation Date, and following good faith discussions and consultations with Vector regarding the accuracy of those calculations, Corel will deliver final versions of those calculations, together with the report of Corel's auditors on the calculation.

                                   ARTICLE 8.
                        TERMINATION, AMENDMENT AND WAIVER

8.1.  Termination.

            This agreement may be terminated at any time prior to the Closing Time (even if the Corel Shareholders have approved the Transaction Resolution at the Meeting):

      8.1.1. by mutual agreement of Vector and Corel;

      8.1.2. by Vector or Corel, if

            8.1.2.1. any Laws make the Transaction or any part of it illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent Regulatory Authority enjoining Vector or Corel from proceeding with or completing the Transaction or any part of it is entered and such judgment, injunction, order or decree has become final and non-appealable;

            8.1.2.2. the Closing Date does not occur on or prior to September 30, 2003; provided, however, that if the Closing Date is delayed solely by (1) an injunction or order made by a Regulatory Authority of competent jurisdiction or (2) the parties not having obtained any Regulatory Approval which is necessary to permit the completion of the Transaction then, provided that the injunction or order is being contested or appealed or the regulatory waiver, consent or approval is being actively sought, and there is a reasonable prospect that it will be obtained, as applicable, this Agreement may not be terminated pursuant to this section 8.1.2.2 until December 31, 2003 and the parties will negotiate in good faith to amend the conditions of closing related to the calculation of Adjusted Cash and Working Capital Decrease; and further provided that the right to terminate this Agreement pursuant to this paragraph will not be available to a party whose failure to perform any material covenant, agreement or obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Closing Date to occur on or before that date; or

            8.1.2.3. (1) at the Meeting, the requisite votes of the holders of Corel Shares to approve the Transaction Resolution and the Rights Plan Waiver Resolution are not obtained or (2) approval of the Court of the Final Order is not obtained;

      8.1.3. by Vector

            8.1.3.1. if (1) the board of directors of Corel fails to recommend or withdraws, modifies or changes its approval or recommendation of this Agreement or the Transaction in a manner adverse to Vector; (2) the board of directors of Corel fails to affirm its approval or recommendation of this Agreement or the Transaction in accordance with section 6.8.7; (3) Corel has breached its obligations under section 6.8 or 6.9; (4) the board of directors of Corel accepts, approves, recommends or enters into an agreement (other than a confidentiality agreement that complies with section 6.8.6) with any person with respect to a Superior Proposal; or (5) subject to section 6.10 and to any delays which are principally caused by the Vector Parties, through the intentional action or inaction or the gross negligence of Corel, the Transaction Resolution and the Rights Plan Waiver Resolution are not, prior to the later of 90 days after the date of this Agreement and 35 days after the mailing of the Circular, submitted for the approval of the holders of the Corel Shares at the Meeting;

            8.1.3.2. if, in the determination of Vector, acting reasonably, there is any material inaccuracy of the representations and warranties given by Corel pursuant to this Agreement, which inaccuracy is not cured to the satisfaction of Vector, acting reasonably, within 30 days of notice thereof given by Vector to Corel;

            8.1.3.3. if Corel or any of its Subsidiaries has breached any of its representations, warranties, agreements or obligations in this Agreement, the breach of which would result in the failure to satisfy one or more conditions in section 7.2.1 or 7.2.2 and that breach is not curable or if curable is not cured within 30 days after notice of the breach has been received by Corel; or

            8.1.3.4. if the condition set out in section 7.2.3 is not satisfied;

      8.1.4. by Corel

            8.1.4.1. in the circumstances described in section 6.9.2; or

            8.1.4.2. if either of the Vector Parties has breached any of its representations, warranties, agreements or obligations in this Agreement, the breach of which would result in the failure to satisfy one or more conditions in sections 7.3.1 and 7.3.2 and that breach is not curable or if curable is not cured within 30 days after notice of the breach has been received by Vector.

8.2.  Effect of Termination.

            If this Agreement is terminated in accordance with section 8.1, neither party will have any further Liability to perform its obligations under this Agreement except for those under section 6.3.2, this section and sections
8.3 and 9.10, which will continue in effect, but nothing in this Agreement (including payment of the Termination Fee or the Expense Fee) will relieve either party from Liability for any breach of any agreement or covenant contained in this Agreement prior to that termination.

8.3.  Termination Fee and Expenses.

      8.3.1. If this Agreement is terminated by Vector or Corel pursuant to sections 8.1.2.1 or 8.1.2.2, then Corel will pay the Expense Fee to Vector (which Expense Fee will not exceed $250,000 in total).

      8.3.2. If this Agreement is terminated by either party pursuant to section 8.1.2.3(1) and

            8.3.2.1. within nine months after the date of termination an Alternative Proposal is consummated, Corel will pay the Expense Fee (which Expense Fee will not exceed $1,250,000 in total) and the Termination Fee to Vector; or

            8.3.2.2. no Alternative Proposal is consummated within nine months after the date of termination, Corel will pay the Expense Fee (which Expense Fee will not exceed $1,000,000 in total).

      8.3.3. If this Agreement is terminated by either party pursuant to section 8.1.2.3(2), Corel will pay the Expense Fee to Vector (which Expense Fee will not exceed $250,000 in total).

      8.3.4. If this Agreement is terminated by Vector pursuant to section 8.1.3.1, Corel will pay the Expense Fee (which Expense Fee will not exceed $1,250,000 in total) and the Termination Fee to Vector.

      8.3.5. If this Agreement is terminated by Vector pursuant to sections 8.1.3.2, 8.1.3.3 or 8.1.3.4, Corel will pay the Expense Fee to Vector (which Expense Fee will not exceed $1,000,000 in total, unless, in the case of section 8.1.3.4, the circumstances resulting in Vector having the right to terminate under that section are not the result of the intentional action or inaction or the gross negligence of Corel or its Subsidiaries, in which case the Expense Fee will not exceed $250,000 in total).

      8.3.6. If this Agreement is terminated by Corel pursuant to section 8.1.4.1, then, prior to that termination, Corel will pay the Expense Fee (which Expense Fee will not exceed $1,250,000 in total) and the Termination Fee to Vector.

      8.3.7. Any payment required to be made under this section 8.3 will be made in cash or by wire transfer in immediately available funds to an account designated by Vector and (other than under section 8.3.6) within three Business Days following any such termination or consummation of an Alternative Proposal, as the case may be.

                                   ARTICLE 9.
                                     GENERAL

9.1.  Arbitration.

            All disputes, disagreements, controversies, questions or claims arising out of or relating to this Agreement and all other agreements entered into pursuant to the terms of this Agreement, including with respect to its or their formation, execution, validity, application, interpretation, performance, breach, termination or enforcement will be determined by arbitration under the Arbitration Act, provided that:

      9.1.1. any hearing in the course of the arbitration will be held in Toronto, Ontario in the English language;

      9.1.2. the number of arbitrators will be one who will be selected by Vector and Corel or appointed by a judge of the Superior Court of Justice of Ontario, on application of Corel or Vector, on notice to the other;

      9.1.3. any award or determination of the arbitrator will be final and binding on the parties and there shall be no appeal on any ground, including, for greater certainty, on the ground of alleged errors of law. For greater certainty, Article 34 of the Arbitration Act will apply to an arbitration under this section 9.1;

      9.1.4. despite Article 26 of the Arbitration Act, the arbitrator will not, without the written consent of all parties to the arbitration, retain any expert;

      9.1.5. an arbitrator may apportion the costs of the arbitration, including the reasonable fees and disbursements of the parties, between or among the parties in any manner as the arbitrator considers reasonable, provided that an arbitrator will not award costs on a distributive basis;

      9.1.6. all awards for the payment of money will include prejudgment and postjudgment interest in accordance with sections 127 to 130 of the Courts of Justice Act (Ontario) with necessary modifications;

      9.1.7. all matters in relation to the arbitration will be kept confidential to the full extent permitted by law;

      9.1.8. an arbitrator will have the power to award equitable relief, including interim or permanent injunctive relief, specific performance, or other equitable remedies; and

      9.1.9. no individual will be appointed as an arbitrator unless he or she agrees in writing to be bound by this dispute resolution provision.

9.2.  Amendment.

      9.2.1. This agreement may not be amended except by written agreement of all parties.

      9.2.2. The Operating Plan may not be amended except by written agreement of Corel and Vector, and each party will consider all reasonable proposed amendments to the Operating Plan made by the other party and will not unreasonably withhold its consent to those amendments.

9.3.  Waiver.

            Vector or Corel, as applicable, may (1) extend the time for the performance by the other of any of its obligations or other acts, (2) waive compliance by the other with any of its agreements or the fulfilment of any conditions to its own obligations contained in this Agreement or (3) waive inaccuracies in any of the other's representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement, but only by written agreement of the party to be bound by the extension or waiver.

9.4.  Investigation.

            Any investigation by either party and its advisors will not mitigate, diminish or affect the representations and warranties of the other party. Each of Corel and each Vector Party acknowledges to the other that it does not have any knowledge of any inaccuracy at the date of this Agreement in the representations and warranties made by the other party in this Agreement, that would entitled that party to terminate the Agreement.

9.5.  Survival of Representations and Warranties, Agreements and Covenants.

            Except as otherwise provided in this Agreement, the representations, warranties, agreements and covenants contained in this Agreement and in any certificate or other writing delivered pursuant to this Agreement will not survive the Closing Time except Article 3 and sections 6.1, 6.2, 6.14, 9.9 and 9.10.

9.6.  Notices.

            All notices and other communications under this Agreement must be in writing and may be delivered personally or sent by telecopier or by a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:

(1)   in the case of Vector:

      Corel Holdings, L.P.
      c/o Vector Capital Partners II, L.L.C.
      456 Montgomery St., 19th Floor
      San Francisco, California  94104

      Attention:       Managing Member
      Telecopier No:   (415) 293-5100

      with a copy to:

      Torys LLP
      Suite 3000
      79 Wellington Street West
      Box 270, TD Centre
      Toronto, Ontario  M5K 1N2

      Attention:       Darren E. Sukonick
      Telecopier No:   (416) 865-7380

(2) in the case of Corel:

      Corel Corporation
      1600 Carling Avenue
      Ottawa, Ontario  K1Z 8R7

      Attention:       Vice President, Legal and Secretary
      Telecopier No:   (613) 725-2691

      with a copy to:

      McCarthy Tetrault
      The Chambers
      1400-40 Elgin Street
      Ottawa, Ontario  K1P 5K6

      Attention:       Robert D. Chapman
      Telecopier No:   (613) 238-2166

or at any other address of which either party may advise, from time to time, the other party by notice in writing given in accordance with the foregoing. Any such notice or other communication if delivered personally will be deemed to have been given and received on the date on which it was delivered to the relevant address (if a Business Day and, if not, on the next Business Day), if sent by telecopier, will be deemed to have been given and received at the time of receipt and despite the foregoing, if any notice or other communication is received after

4:00 p.m. (Toronto time) on any Business Day or on a day other than a Business Day, it will be deemed to have been given and received the next Business Day.

9.7.  Assignment.

            Except as provided in this section, neither party may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) without the written consent of the other parties. Vector and BuyerCo may (1) assign their rights to an Affiliate and (2) may assign their rights by way of security to a supplier of debt financing who, in the case of (2), is acceptable to Corel, acting reasonably.

9.8.  Binding Effect.

            This agreement is binding on, enures to the benefit of and is enforceable by, the parties and their respective successors and permitted assigns.

9.9.  Further Assurances.

            Each party from time to time will and will at all times after the date of this Agreement, at the request of the other party, but without further consideration, do all further acts and execute and deliver all further documents and instruments as reasonably required in order to fully perform and carry out the terms and intent of this Agreement.

9.10. Expenses.

      9.10.1. If the Transaction closes, Corel will be responsible for all expenses in relation to this Agreement and the Transaction, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, all disbursements of advisors, and printing and mailing costs.

      9.10.2. If the Transaction does not close and subject to section 8.3, each party will be responsible for its own costs and expenses in relation to this Agreement and the Transaction, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, all disbursements of advisors, and printing and mailing costs, provided that all costs and expenses related to the HSR Act filing will be split equally between Corel and Vector. Notwithstanding the foregoing, Corel will be responsible for all costs associated with the Meeting, including printing and mailing, other than solicitation costs, for which Vector will be responsible.

      9.10.3. Each of the parties acknowledge that, in conjunction with the execution of this Agreement, Corel has paid to Vector $250,000 with respect to certain out-of-pocket expenses incurred by Vector and its affiliates in connection with the Transaction.

9.11. Governing Law.

            This agreement will be governed by and construed in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable in Ontario.

9.12. Time of Essence.

            Time is of the essence of this Agreement.

9.13. Entire Agreement.

            This agreement, including the disclosure letters, constitutes the entire agreement of the parties and supersedes all other prior agreements (other than the Non-Disclosure Agreement), understandings, negotiations and discussions (oral or written) between the parties with respect to the subject matter of this Agreement and thereof.

9.14. Severability.

            If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to either party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the maximum extent possible.

9.15. Remedies.

            Vector and Corel acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by the other party or its Representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, Vector and Corel agree that, in the event of any breach or threatened breach of this Agreement by the other party or its Representatives, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided it is not in material default under this Agreement.

9.16. Counterparts.

            This agreement may be executed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. Counterparts may be delivered by telecopier or other means of electronic delivery.

            IN WITNESS WHEREOF the parties have executed this Agreement effective as of the date first written above.

                                          COREL HOLDINGS, L.P.
                                          by its general partner,
                                          VECTOR CAPITAL PARTNERS II, L.L.C.

                                          By: /s/ Alexander R. Slusky
                                              -------------------------------
                                              Name:
                                              Title:  Managing Member

                                          VECTOR CC ACQUISITIONS INC.

                                          By: /s/ Alexander R. Slusky
                                              -------------------------------
                                              Name:
                                              Title:

                                          COREL CORPORATION

                                          By: /s/ Derek Burney
                                              -------------------------------
                                              Name: Derek Burney
                                              Title: President and CEO

                                   SCHEDULE A

                        REGULATORY APPROVALS AND CONSENTS

1.    any required approvals under the ICA;

2. the expiry or termination of any applicable waiting periods, and the receipt of any required approvals, under the HSR Act and other applicable competition or anti-trust Laws in the U.S. or elsewhere;

3. an exemption from the OSC and other applicable Canadian Regulatory Authorities permitting the Circular to omit a formal valuation prepared in accordance with Related Party Rules;

4.    the Final Order; and

5. conditional approval of the TSX of the substitutional listing for the Corel Common Shares of the Corel New Common Shares and the Corel Series B Shares

                                   SCHEDULE B

                         FORM OF TRANSACTION RESOLUTION

          RESOLUTION FOR CONSIDERATION BY THE HOLDERS OF COMMON SHARES
                  AT THE SPECIAL MEETING OF SECURITYHOLDERS OF
                                COREL CORPORATION

RESOLVED THAT:

Continuance

1. The application of Corel Corporation ("Corel") to the Director under the Business Corporations Act (Ontario) (the "OBCA"), for a certificate of continuance, continuing Corel as if it had been incorporated under the OBCA is ratified, approved and confirmed.

2. The application of Corel to the Director under the Canada Business Corporations Act for a letter of satisfaction to permit such continuance and a certificate of discontinuance is ratified, approved and confirmed.

3. The directors are authorized to abandon the applications without further approval of the shareholders.

4. Any officer or director of Corel is authorized and directed on behalf of Corel to execute and deliver articles of continuance in the form set out in Appendix |X| to the Circular (as defined below), in duplicate, to the Director under the OBCA and to execute all documents and to do all such acts and things as in the opinion of such person may be necessary or desirable to carry out the foregoing.

Arrangement

5.    Following the continuance, the arrangement (the "Arrangement") under
      Section 182 of the OBCA involving Corel, as more particularly described and set out in the management proxy circular (the "Circular") of Corel accompanying the notice of this meeting (as the Arrangement may be or may have been modified or amended) is authorized, approved and adopted.

6. The plan of arrangement (the "Plan of Arrangement") involving Corel, the full text of which is set out in Appendix |X| to the Circular (as the Plan of Arrangement may be or may have been modified or amended) is authorized, approved and adopted.

7. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the securityholders of Corel or that the Arrangement has been approved by the Superior Court of Justice of Ontario, the directors of Corel are hereby authorized and empowered (1) to amend the acquisition agreement made as of June 6, 2003 among Corel Holdings, L.P., Vector CC Acquisitions Inc. and Corel (the "Acquisition

      Agreement") or the Plan of Arrangement to the extent permitted thereby, and (2) not to proceed with the Arrangement without further approval of the securityholders of Corel, but only if the Acquisition Agreement is terminated in accordance with its terms.

8. Any officer or director of Corel is hereby authorized and directed for and on behalf of Corel to execute, under the seal of Corel or otherwise, and to deliver articles of arrangement and all other documents as are necessary or desirable to the Director under the OBCA in accordance with the Acquisition Agreement for filing.

General

9. Any officer or director of Corel is hereby authorized and directed for and on behalf of Corel to execute or cause to be executed, under the seal of Corel or otherwise, and to deliver or cause to be delivered, all such documents, agreements and instruments and to perform or cause to be performed all such other acts and things as in such person's opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments and the taking of any such actions.

                                   SCHEDULE C

                      FORM OF RIGHTS PLAN WAIVER RESOLUTION

              RESOLUTION FOR CONSIDERATION BY THE HOLDERS OF COMMON SHARES AT THE SPECIAL MEETING OF SECURITYHOLDERS OF
                                COREL CORPORATION

RESOLVED THAT:

1. The supplement to the shareholder rights plan agreement dated February 11, 1999, as amended and restated as of March 31, 1999, by and between Corel Corporation ("Corel") and Montreal Trust Company of Canada, as rights agent (the "Rights Plan"), which provides for termination of the Rights Plan on closing of the transaction contemplated by the acquisition agreement dated as of June |X|, 2003 among Corel Holdings, L.P., Vector CC Acquisitions Inc. and Corel (the "Acquisition Agreement"), as that Acquisition Agreement may be amended or restated from time to time, is authorized, adopted and approved pursuant to Section 5.4 of the Rights Plan.

2. Any officer or director of Corel is hereby authorized and directed for and on behalf of Corel to execute or cause to be executed, under the seal of Corel or otherwise, and to deliver or cause to be delivered, all documents, agreements and instruments and to perform or cause to be performed all such other acts and things as in such person's opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized by this resolution, which determination will be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments and the taking of any such actions.

                                   SCHEDULE D

                               PLAN OF ARRANGEMENT
                                UNDER SECTION 182
                   OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

                                   Article 1.
                                 INTERPRETATION

1.1.  Definitions

      In this Plan of Arrangement, unless there is something inconsistent in the subject matter or context, the following terms have the respective meanings set out below (and grammatical variations of those terms have corresponding meanings):

      "affiliate" has the meaning given to that term in the Securities Act, and, in the case of Vector, includes Persons who constitute fund entities that are managed or controlled by the general partner of Vector or its affiliates, unless otherwise expressly stated in this Plan of Arrangement;

      "Amalgamating Company" has the meaning given to that term in Section
      2.2.4;

      "Amalgamation" means the amalgamation, to be effected pursuant to the Arrangement, of Corel, BuyerCo and AssetCo under the laws of the Province of Ontario;

      "Arrangement" means the arrangement under section 182 of the OBCA, including the terms and subject to the conditions set out in this Plan of Arrangement, and subject to any amendments or variations to this Plan of Arrangement made in accordance with Article 5 or made at the direction of the Court in the Final Order;

      "Articles of Arrangement" means the articles of arrangement of Corel in respect of the Arrangement that are required by the OBCA to be filed with the Director;

      "AssetCo" means |X| Ontario Limited;

      "Business Day" means any day on which commercial banks are generally open for business in Toronto, Ontario, and San Francisco, California other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario or San Francisco, California;

      "BuyerCo" means Vector CC Acquisition Inc.;

      "Certificate" means the certificate of arrangement giving effect to the Arrangement, issued by the Director pursuant to subsection 183(2) of the OBCA after the Articles of Arrangement have been filed with the Director;

      "Circular" means the notice of the Meeting and accompanying management information circular, including all of its appendices, to be sent to holders of Corel Voting Securities in connection with the Meeting;

      "Corel" means Corel Corporation;

      "Corel Amalco" means the company continuing as a result of the Amalgamation;

      "Corel Amalco Common Shares" means the common shares in the capital of Corel Amalco having substantially the rights, privileges, restrictions and conditions set out in Appendix 3;

      "Corel Amalco Preference Shares" means the preference shares in the capital of Corel Amalco having substantially the rights, privileges, restrictions and conditions set out in Appendix 3;

      "Corel Amalco Series A Shares" means the Series A Participating Convertible Preferred shares in the capital of Corel Amalco having substantially the rights, privileges, restrictions and conditions set out in Appendix 3;

      "Corel Common Shares" means the common shares in the capital of Corel;

      "Corel Convertible Security" means options, warrants and other securities (excluding Corel Series A Shares) exercisable for, convertible into or exchangeable for Corel Shares and includes Corel Options and Corel Warrants;

      "Corel New Common Shares" means the new common shares in the capital of Corel to be created in accordance with the Plan of Arrangement;

      "Corel Options" means the options to purchase Corel Shares granted under the Corel Stock Option Plan 2000, the Corel Stock Option Plan and the Corel Director Stock Option Plan;

      "Corel Securityholders" means the holders of Corel Securities;

      "Corel Securities" means, collectively, Corel Shares and Corel Convertible Securities;

      "Corel Series A Shares" means the Series A Participating Convertible Preferred Shares in the capital of Corel;

      "Corel Series B Shares" means the redeemable Series B preferred shares in the capital of Corel to be created in accordance with the Plan of Arrangement;

      "Corel Shareholders" means the holders of Corel Shares;

      "Corel Shares" means, collectively, the Corel Common Shares and the Corel Series A Shares;

      "Corel Voting Convertible Securities" means those Corel Convertible Securities in respect of which any amount payable in connection with the exercise, conversion or exchange of the Corel Convertible Security into one Corel Share is less than $|X|;

      "Corel Voting Securities" means, collectively, Corel Shares and Corel Voting Convertible Securities;

      "Corel Warrants" means, collectively, warrants issued on October 3, 2000 to purchase a total of 282,500 Corel Common Shares, a warrant issued on March 21, 2000 to purchase 25,000 shares of common stock of Micrografx, Inc. and a warrant issued August 15, 2000 to purchase 25,000 shares of common stock of Micrografx, Inc.;

      "Court" means the Superior Court of Justice of Ontario;

      "Depositary" means |X| at its offices set out in the Letter of Transmittal and Election Form;

      "Director" means the Director appointed pursuant to section 278 of the OBCA;

      "Dissent Rights" has the meaning given to that term in Section 3.1;

      "Dissenting Shareholder" means a holder of Corel Common Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Rights;

      "Effective Date" means the date shown on the Certificate;

      "Effective Time" means 12:01 a.m. (Toronto Time) on the Effective Date;

      "Final Order" means the final order of the Court approving the Arrangement as that order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless the appeal is withdrawn or denied, as affirmed;

      "holders" means, when used with reference to the Corel Securities, the holders of Corel Securities shown from time to time in the register maintained by or on behalf of Corel in respect of Corel Securities;

      "Interim Order" means the interim order of the Court, as it may be amended, in respect of the Arrangement;

      "Letter of Transmittal and Election Form" means the letter of transmittal and election form provided for use by holders of Corel Securities, to be sent to holders of Corel Securities in order that, among other things, holders of Corel Convertible Securities may make the election described therein;

      "Meeting" means the special meeting of holders of Corel Securities, including any adjournment or postponement of the special meeting, to be called and held in accordance with the Interim Order to consider, among other things, the Arrangement;

      "OBCA" means the Business Corporations Act (Ontario) and the regulations promulgated under that act, each as amended from time to time;

      "Person" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, governmental entity, syndicate or other entity, whether or not having legal status;

      "Securities Act" means the Securities Act (Ontario) and the rules, regulations and policies made under that Act, as now in effect and as they may be amended from time to time prior to the Effective Date;

      "Tax Act" means the Income Tax Act (Canada) and the regulations promulgated under that Act, each as amended from time to time;

      "Title Restriction" means any lien, claim, mortgage, pledge, encumbrance, charge, adverse interest or security interest;

      "Transaction Resolution" means the resolution of holders of Corel Voting Securities approving the Arrangement, this Plan of Arrangement and related matters, to be substantially in the form set out in Appendix |X| annexed to the Circular; and

      "Vector" means Corel Holdings, L.P.

1.2.  Interpretations Not Affected by Headings

      The division of this Plan of Arrangement into articles, sections and other portions and the insertion of headings are for convenience of reference only and will not affect its construction or interpretation. Unless otherwise indicated, all references to an "Article" or "section" followed by a number refer to the specified Article or section of this Plan of Arrangement. The term "this Plan of Arrangement," and similar expressions refer to this Plan of Arrangement and not to any particular Article, section or other portion of this Plan of Arrangement.

1.3.  Rules of Construction

      Unless otherwise specifically indicated or the context otherwise requires,
(1) all references to "dollars" or "$" mean United States dollars, (2) words importing the singular include the plural and vice versa and words importing any gender include all genders, and (3) "include", "includes" and "including" will be deemed to be followed by the words "without limitation."

1.4.  Date For Any Action

      In the event that any date on which any action is required to be taken under this Plan of Arrangement by any of the parties to this Plan of Arrangement is not a Business Day, that action will be required to be taken on the next succeeding day that is a Business Day.

                                   Article 2.
                                   Arrangement

2.1.  Binding Effect

      The Arrangement will become effective at, and be binding at and after, the Effective Time on (1) Corel, (2) BuyerCo, (3) AssetCo, (4) all holders and all beneficial owners of Corel Securities, (5) all holders and all beneficial owners of securities of BuyerCo and (6) all holders and all beneficial owners of securities of AssetCo.

2.2.  Arrangement

      Commencing at the Effective Time, the following will occur in the following order and at the times indicated and will be deemed to occur at the times indicated without any further act or formality:

            2.2.1. At the Effective Time, Corel will effect the following capital reorganization:

                  2.2.1.1. Corel will be authorized to issue an unlimited number of Corel Series B Shares which will have attached the rights, privileges, restrictions and conditions set out in Appendix 1 to this Plan of Arrangement;

                  2.2.1.2. Corel New Common Shares will have attached the rights, privileges, restrictions and conditions set out in Appendix 1 to this Plan of Arrangement;

                  2.2.1.3. each outstanding Corel Common Share (other than those held by Vector and its affiliates) will be converted into one fully paid and non-assessable Corel New Common Share and one Corel Series B Share and the names of the holders of the shares so converted will be removed from the register of holders of Corel Common Shares and added to the registers of holders of Corel New Common Shares and Corel Series B Shares;

                  2.2.1.4. each outstanding Corel Common Share held by Vector and its affiliates will be converted into |X| fully paid and non-assessable Corel New Common Shares and the names of the holders of the shares so converted will be removed from the register of holders of Corel Common Shares and added to the register of holders of Corel New Common Shares;

                  2.2.1.5. there will be deducted from the stated capital account maintained for the Corel Common Shares an amount equal to the total stated capital of the Corel Common Shares;

                  2.2.1.6. there will be added to the stated capital account maintained for the Corel Series B Shares an amount equal to $|X| per Corel Series B Share issued; and

                  2.2.1.7. there will be added to the stated capital account maintained for the Corel New Common Shares an amount equal to the total amount deducted under Section 2.2.1.5 from the stated capital account maintained for the Corel Common

                  Shares less the total amount added to the stated capital account maintained for the Corel Series B Shares under Section 2.2.1.6;

      2.2.2. immediately after the capital reorganization described in Section 2.2.1:

            2.2.2.1. each Corel New Common Share (other than those held by Vector and its affiliates) will be transferred to, and acquired by, Vector, in exchange for $|X|, the name of the holder will be removed from the register of holders of Corel New Common Shares and Vector will be recorded on the register of holders of Corel New Common Shares as the registered holder of the Corel New Common Shares so purchased and will be the legal and beneficial owner of those shares; and

            2.2.2.2. each Corel Series B Share will be transferred to, and acquired by, BuyerCo, in exchange for $|X|, the name of the holder will be removed from the register of holders of Corel Series B Shares and BuyerCo will be recorded on the register of holders of Corel Series B Shares as the registered holder of the Corel Series B Shares so purchased and will be the legal and beneficial owner of those shares;

      2.2.3. immediately after the share transfers described in Section 2.2.2, outstanding Corel Convertible Securities will be reorganized as follows:

            2.2.3.1. all agreements governing Corel Convertible Securities, to the extent not already provided, will be deemed to have been retroactively amended as necessary to permit any unexercised Corel Convertible Security to be exercised, exchanged or converted no later than two Business Days following the Meeting;

            2.2.3.2. each holder of a Corel Convertible Security who so elects in the Letter of Transmittal and Election Form is entitled as an alternative to exercising the Corel Convertible Security to receive in lieu a cash amount from Corel equal to the excess of $|X| over any amount payable in connection with the exercise, conversion or exchange of the Corel Convertible Security into one Corel Share, multiplied by the number of shares subject to the Corel Convertible Security which could be exercised, converted or exchanged at the Meeting Date; and

            2.2.3.3. all unexercised Corel Convertible Securities are cancelled;

      2.2.4. immediately after the reorganization of Corel Convertible Securities described in Section 2.2.3, Corel, BuyerCo and AssetCo (each an "Amalgamating Company") will amalgamate and continue as one corporation under the OBCA as follows:

            2.2.4.1. on the Amalgamation:

                  2.2.4.1.1. each outstanding Corel New Common Share will be converted into one fully paid and non-assessable Corel Amalco Common Share and the name of the holder of the shares so converted will be added to the register of holders of Corel Amalco Common Shares;

                  2.2.4.1.2. each outstanding Corel Series A Share will be
                        converted into one fully paid and non-assessable Corel Amalco Series A Share and the name of the holder of the shares so converted will be added to the register of holders of Corel Amalco Series A Shares;

                  2.2.4.1.3. each outstanding Corel Series B Share will be
                        cancelled;

                  2.2.4.1.4. each outstanding common share of BuyerCo will be converted into one fully paid and non-assessable Corel Amalco Common Shares and the names of the holders of the shares so converted will be added to the register of holders of Corel Amalco Common Shares; and

                  2.2.4.1.5. each outstanding common share of AssetCo will be cancelled;

            2.2.4.2. Corel Amalco will afterwards possess all the property, rights, privileges and franchises and will be subject to all the liabilities, contracts and debts of each of the Amalgamating Companies;

            2.2.4.3. unless and until otherwise determined in the manner required by applicable law, or by Corel Amalco, its directors or shareholders, the provisions set out in Appendix 2 will apply to Corel Amalco; and

            2.2.4.4. the stated capital accounts of Corel will reflect the following:

                  2.2.4.4.1. there will be added to the stated capital account maintained for the Corel Amalco Common Shares an amount equal to the total of (1) the stated capital of the Corel New Common Shares and (2) the stated capital of the common shares of BuyerCo; and

                  2.2.4.4.2. there will be added to the stated capital account maintained for the Corel Amalco Series A Shares an amount equal to the stated capital of the Corel Series A Shares.

2.3.  Certificates

      No certificates representing Corel New Common Shares or Corel Series B Shares will be issued and, at the Effective Time, those shares will be evidenced by the certificates representing Corel Common Shares converted into Corel New Common Shares and Corel Series B Shares under this Plan of Arrangement.

2.4.  Title Restrictions

      Each transfer of a holder's Corel New Common Shares or Corel Series B Shares to Vector or to BuyerCo under Section 2.2.2 will be free and clear of all Title Restrictions and any Title Restrictions otherwise applicable to those shares (or the original Corel Common Shares converted into those shares) will instead apply to the cash received by the holder in exchange for those shares.

2.5.  Representations and Warranties of holders of Corel Securities

      Each holder of Corel Shares is deemed to represent and warrant that the holder

      2.5.1. is the registered owner of its Corel Shares;

      2.5.2. is able to transfer its Corel Shares, free and clear of any Title Restrictions; and

      2.5.3.  has full power,  capacity  and  authority  to  transfer  its Corel
      Shares.

Each holder of Corel Securities is deemed to represent that the holder is the beneficial owner of its Corel Securities, or if it is not the beneficial owner, that it has disclosed the identity of the beneficial owner to Corel.

2.6.   Authorization

      Each Corel Securityholder is deemed to irrevocably appoint Corel as its agent and attorney to effect the transfer or cancellation of its Corel Securities, as the case may be, in accordance with this Plan of Arrangement on its behalf and to sign any documents and take any steps on its behalf as are necessary or appropriate to transfer or cancel its Corel Securities. Corel, in its capacity as that agent will not, under any circumstances, be subject to any liability, including liability to any holders of Corel Securities, provided that Corel acts in accordance with this Plan of Arrangement.

                                   Article 3.
                                Rights of Dissent

3.1.   Dissent Rights

      Holders of Corel Common Shares may exercise rights of dissent with respect to those Corel Common Shares pursuant to and in the manner set out in section 185 of the OBCA as modified by the Interim Order and this Section 3.1 (the "Dissent Rights") in connection with the Arrangement. Holders of Corel Common Shares who duly exercise those rights of dissent and who:

      3.1.1. are ultimately determined to be entitled to be paid fair value for their Corel Common Shares will be deemed to have transferred as of the Effective Time in accordance with Section 2.2.2 the Corel New Common Shares and Corel Series B Shares into which those Corel Common Shares are converted under Section 2.2.1, without any further act or formality and free and clear of all Title Restrictions, in consideration for a payment of cash from Vector equal to that fair value; or

      3.1.2. are ultimately determined not to be entitled, for any reason, to be paid fair value for their Corel Common Shares, will be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Corel Common Shares and will receive cash on the same basis as all other holders of Corel Common Shares, but in no case will Corel, Vector, BuyerCo or any other Person be required to recognize any Dissenting Shareholder as a holder of Corel Common Shares after the Effective Time, and the names of each Dissenting Shareholder will be deleted from the register of holders of Corel Common Shares at the Effective Time.

                                   Article 4.
                       CERTIFICATES AND FRACTIONAL SHARES

4.1.  Payments of Cash

      4.1.1. At or promptly after the Effective Time, Vector and BuyerCo will deposit with the Depositary, for the benefit of the holders of Corel Securities who will receive cash in connection with the Arrangement, cash in an amount sufficient to pay all of those holders the amounts contemplated to be paid to them under the Arrangement.

      4.1.2. Upon delivery by a holder of a Corel Convertible Security to the Depositary of a duly completed Letter of Transmittal and Election Form and all additional documents and instruments as the Depositary may reasonably require, and upon confirmation by the Depositary of that holder's name against the register of holders of Corel Convertible Securities provided by Corel to the Depositary, that holder will be entitled to receive, and after the Effective Time the Depositary will deliver to that holder, the amount of cash that holder is entitled to receive under the Arrangement.

      4.1.3. Upon surrender to the Depositary of a certificate which immediately prior to or upon the Effective Time represented Corel Common Shares in respect of which the holder is entitled to receive cash under the Arrangement, together with a duly completed Letter of Transmittal and Election Form, and all other documents and instruments as would have been required to effect the transfer of the shares formerly represented by that certificate under the OBCA and the by-laws of Corel and all additional documents and instruments as the Depositary may reasonably require, the holder of that surrendered certificate will be entitled to receive in exchange for the certificate, and after the Effective Time the Depositary will deliver to that holder, the amount of cash that holder is entitled to receive under the Arrangement.

      4.1.4. In the event of a transfer of ownership of a Corel Common Share that was not registered in the securities register of Corel, the amount of cash payable for that

             Corel Common Share under the Arrangement may be delivered to the transferee if the certificate representing the Corel Common Share is presented to the Depositary as provided above, accompanied by all documents required to evidence and effect that transfer and to evidence that any applicable stock transfer taxes have been paid.

      4.1.5. Until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Effective Time represented one or more outstanding Corel Common Shares and which at the Effective Time represented one or more Corel New Common Shares and Corel Series A Shares will be deemed at all times after the Effective Time to represent only the right to receive upon the surrender of the certificate the cash payment contemplated by this
             Section 4.1.

4.2.   Lost Certificates

      4.2.1. In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Corel Common Shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of Corel Common Shares claiming that certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for that lost, stolen or destroyed certificate, any cash pursuant to Section 4.1 deliverable in accordance with Section 2.2.2.

      4.2.2. When authorizing payment in exchange for any lost, stolen or destroyed certificate, the holder to whom cash is to be delivered will, as a condition precedent to the delivery, give a bond satisfactory to Corel, Vector and BuyerCo and Corel's transfer agent in a sum as Vector may direct or otherwise indemnify Corel, Vector and BuyerCo in a manner satisfactory to Vector against any claim that may be made against Corel, Vector or BuyerCo with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3.   Extinguishment of Rights

      4.3.1. Any certificate which immediately prior to the Effective Time represented outstanding Corel Common Shares, which certificate has not been deposited with all other instruments required by Sections
             4.1 or 4.2 on or prior to the fifth anniversary of the Effective Date will cease to represent a claim or interest of any kind or nature to the cash payment.

      4.3.2. On the fifth anniversary of the Effective Date, the cash payment to which the former holder of the certificate was ultimately entitled will be deemed to have been surrendered for no consideration to Vector and BuyerCo.

      4.3.3. None of Corel, Vector, BuyerCo or the Depositary will be liable to any Person in respect of any cash payment delivered to a public official pursuant to and in compliance with any applicable abandoned property, escheat or similar law.

4.4.   Withholding Rights

      4.4.1. Corel, Vector, BuyerCo and the Depositary will be entitled to deduct and withhold from any consideration payable to any holder of Corel Securities all amounts as Corel, Vector, BuyerCo or the Depositary is required to deduct and withhold with respect to that payment under the Tax Act, the United States Internal Revenue Code of 1986, as amended, or any provision of federal, provincial, territorial, state, local or foreign tax law.

      4.4.2. To the extent that amounts are so withheld, those withheld amounts will be treated for all purposes of this Plan of Arrangement as having been paid to the holder of the securities in respect of which that deduction and withholding was made, provided that those withheld amounts are actually remitted to the appropriate taxing authority.

4.5. Termination of Depositary

      Any funds held by the Depositary that remain undistributed to former holders of Corel Securities nine months after the Effective Date will be delivered to Corel, upon demand for those funds, and holders of Corel Securities who have not previously complied with Sections 4.1 or 4.2 will then look only to Corel for payment of any claim to cash.

                                   Article 5.
                                   AMENDMENTS

5.1.  Amendments to Plan of Arrangement

      5.1.1. Corel reserves the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each amendment, modification or supplement must be (1) set out in writing, (2) filed with the Court and, if made following the Meeting, approved by the Court, and (3) communicated (whether prior or subsequent thereto) to Corel Securityholders if and as required by the Court.

      5.1.2. Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Corel at any time prior to the Meeting and if so proposed and approved by the Persons voting at the Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

      5.1.3. Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting will be effective only, if required by the Court, if it is consented to by holders of Corel Securities voting in the manner directed by the Court.

      5.1.4. Subject to applicable law, any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Corel, provided that it concerns a matter which, in the reasonable opinion of

             Corel, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of Corel Securities.

                                   Article 6.
                               FURTHER ASSURANCES

6.1.  Further Assurances

      Notwithstanding that the transactions and events set out in this Plan of Arrangement are to occur and will be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Plan of Arrangement will make, do and execute, or cause to be made, done and executed, all further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to document or evidence any of the transactions or events set out in this Plan of Arrangement.

                                   Article 7.
                              RIGHT NOT TO PROCEED

7.1.  Right Not to Proceed

      The board of directors of Corel, at their sole discretion, may determine not to proceed with all or any part of the Arrangement at any time prior to the Effective Time notwithstanding (1) that holders of Corel Voting Securities have approved the Transaction Resolution, (2) that the Final Order has been received and (3) section 183(1) of the OBCA, if the board of directors of Corel determines that it is not in the best interests of Corel to complete the Arrangement.

                                   APPENDIX 1

                           PROVISIONS ATTACHING TO THE
                COREL SERIES B SHARES AND COREL NEW COMMON SHARES

                                   APPENDIX 2

                      PROVISIONS ATTACHING TO COREL AMALCO

1. Name. The name of Corel Amalco will be "Corel Corporation".

2. Registered Office. The registered office of Corel Amalco will be located in the Regional Municipality of Ottawa-Carleton in the Province of Ontario. The address of the registered head office of Corel Amalco will be 1600 Carling Avenue, Ottawa, Ontario K1Z 8R7.

3. Business and Powers. There will be no restrictions on the business Corel Amalco may carry on or the powers it may exercise.

4. Authorized Share Capital. Corel Amalco will be authorized to issue an unlimited number of Corel Amalco Common Shares and an unlimited number of Corel Amalco Preference Shares of which an unlimited number of Corel Amalco Series A Shares will be authorized.

5. Share Provisions. The Corel Amalco Common Shares, Corel Amalco Preference Shares and Corel Amalco Series A Shares will have attached the rights, privileges, restrictions and conditions set out in Appendix 3 to this Plan of Arrangement.

6. Share Restrictions.

      (a) The transfer of shares of Corel Amalco will be restricted in that no shareholder will be entitled to transfer any share or shares without either: (1) the approval of the directors of Corel Amalco expressed by a resolution passed at a meeting of the board of directors or by an instrument or instruments in writing signed by a majority of the directors; or (2) the approval of the holders of at least a majority of the shares of Corel Amalco entitling the holders thereof to vote in all circumstances (other than holders of shares who are entitled to vote separately as a class) for the time being outstanding expressed by a resolution passed at a meeting of the holders of those shares or by an instrument or instruments in writing signed by the holders of a majority of those shares.

      (b) The number of shareholders of Corel Amalco, exclusive of persons who are in its employment and exclusive of persons who, having been formerly in the employment of Corel Amalco, were, while in that employment, and have continued after the termination of that employment to be, shareholders of Corel Amalco, is limited to not more than fifty, two or more persons who are the joint registered owners of one or more shares being counted as one shareholder;

      (c) Any invitation to the public to subscribe for securities of Corel Amalco is prohibited.

7. Number of Directors. The number of directors of Corel Amalco will be a number not less than one and not more than ten as the shareholders of Corel Amalco may from time to time determine by special resolution.

8. Directors. The initial director[s] of Corel Amalco will be:

              Name               Residence Address             Canadian Resident
              |X|                |X|                           |X|

Subsequent directors will be elected at the next annual meeting of Corel Amalco.

9. By-laws. The by-laws of Corel Amalco will be the by-laws of [Corel/BuyerCo];

                                   APPENDIX 3

                 PROVISIONS ATTACHING TO THE COREL AMALCO SHARES